                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                             LRC NORTH AMERICA, INC.

                                 AS THE PARENT,

                               SSL HOLDINGS, INC.

                                 AS THE SELLER,

                                  SILIPOS, INC.

                                 AS THE COMPANY

                                       AND

                                  LANGER, INC.,

                                  AS THE BUYER

                         Dated as of September 22, 2004

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF  THE PARENT, THE SELLER AND THE

                                      -i-

                                      -ii-

                                     -iii-

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is hereby made on this
22nd day of September, 2004, by and among LRC North America, Inc., a Delaware corporation (the "Parent"), SSL Holdings, Inc., a Delaware corporation (the
"Seller"), Silipos, Inc., a Delaware corporation (the "Company"), and Langer,
Inc., a Delaware corporation (the "Buyer"). The Parent, the Seller and the Buyer
may be referred to herein individually as a "Party" and together as the
"Parties."

                                   Background

         The Seller desires to sell to the Buyer and the Buyer desires to purchase from the Seller all of the issued and outstanding shares of capital stock of the Company, in accordance with the provisions of this Agreement.

                                      Terms

         IN CONSIDERATION of the foregoing and the mutual promises, covenants and agreements contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1
                               CERTAIN DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings herein specified, unless the context otherwise requires:

         Additional Note shall have the meaning set forth in Section 2.2.

         Adverse Claims shall mean, with respect to any asset, any security interests, liens, encumbrances, pledges, trusts, charges, proxies, conditional sales, title retention agreements, and similar rights under any Contracts, liabilities and any other burdens of any nature whatsoever attached to or adversely affecting such asset.

         Agreement Parties shall mean the Company, the UK Company, the Buyer, the Parent, the Seller or their respective Affiliates.

         Affiliate shall mean, with respect to any Person, directors of such
Person, officers of such Person, including with respect to the Company, Peter
Bickel and any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition and without limitation to the previous sentence, (x) "control" (including, with correlative meanings, "controlling," "controlled by" or "under common control with") means the power, direct or indirect, to direct or cause the direction of management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, and (y) any Person owning more than ten percent (10%) or more of the voting securities or similar interests of another
Person shall be deemed to be an Affiliate of that Person.

         Agents shall have the meaning set forth in Section 5.10.

         Audit Period shall have the meaning set forth in Section 2.4.

         Business Day shall mean any day other than a Saturday, Sunday or other federal holiday in the United States.

         Buyer shall have the meaning set forth in the preamble.

         Buyer Companies shall have the meaning set forth in Section 5.14.

         Buyer Indemnified Parties shall have the meaning set forth in Section
5.8.

         Claim Notice shall have the meaning set forth in Section 8.5(b).

         Closing shall have the meaning set forth in Section 2.3.

         Closing Date shall mean the date on which the Closing actually takes place.

         Closing Date Balance Sheet shall have the meaning set forth in Section
2.4.

         Code shall mean the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, and any successors thereto, all as amended and supplemented from time to time.

         Companies shall mean the Company and the UK Company.

         Company shall have the meaning set forth in the preamble.

         Company Balance Sheet shall mean the Company's audited consolidated balance sheet as of the fiscal year ended March 31, 2004.

         Company Common Stock shall mean each issued and outstanding share of common stock, without par value per share, of the Company.

         Confidential Information shall mean, (a) with respect to any Party or any Affiliate of such Party, all financial, technical, commercial or other information disclosed or otherwise made available by such Party or such
Affiliate (the "Discloser") to another Party (the "Recipient") in connection with the transactions contemplated by this Agreement, (b) the substance of the transactions contemplated by this Agreement and (c) each of the terms, conditions and other provisions contained in this Agreement and in the agreements or documents to be delivered pursuant to this Agreement. Except as set forth in the next sentence, Confidential Information shall not include any information that (i) is in the public domain at the time of disclosure to the
Recipient or becomes part of the public domain after such disclosure through no fault of the Recipient, (ii) is already in the lawful possession of the
Recipient at the time of disclosure to such Recipient, (iii) is disclosed to a
Recipient by any Person other than a Party to this Agreement; provided, that the
Recipient does not know that such Person is prohibited from disclosing such information (either by reason of contractual, or legal or fiduciary duty or

                                      -2-

obligation) or (iv) is developed independently by the Recipient without the use of any Confidential Information of the Discloser. Confidential Information of a
Discloser that is, or has been, disclosed by an Affiliate of the Discloser to a
Person that is also an Affiliate of that Person shall be, nevertheless, deemed
Confidential Information notwithstanding the exceptions set forth in the preceding sentence.

         Company Licenses shall have the meaning set forth in Section 3.6(c).

         Competitive Business shall mean (i) the current business of the Company and the UK Company consisting of the manufacture, promotion, marketing, distribution and sale of products containing mineral oil based tri-block copolymer gels or other tri-block copolymer gels of comparable composition
("Gels") in the orthopedic and skincare markets (such products, the "Gel
Products"), (ii) the manufacture, promotion, marketing, distribution and sale of products that are improvements of Gel Products or reasonable product line extensions of Gel Products, and (iii) the prosthetic business of the Company, consisting of the manufacture, promotion, marketing, distribution and sale of prosthetic liners, sleeves, interfaces and similar products, for use by amputees.

         Consents shall mean any consents, waivers, approvals, authorizations, certifications or exemptions from any Person or under any Contract or
Requirements of Law, as applicable.

         Contracts shall mean, with respect to any Person, any indentures, indebtedness, contracts, leases, agreements, instruments, licenses, undertakings and other commitments, whether written or oral, to which such Person or such
Person's properties are bound.

         Determining Accountants shall have the meaning set forth in Section
2.4.

         DGCL shall mean the General Corporation Law of the State of Delaware.

         Employee Benefit Plan shall mean any deferred compensation, pension, profit sharing, stock option, stock purchase, savings, group insurance or retirement plan, and all vacation pay, severance pay, incentive compensation, consulting, bonus and other employee benefit or fringe benefit plans or arrangements maintained by either of the Companies (including, without limitation, health insurance, life insurance and other benefit plans maintained for employees (including spouses, dependants, domestic partners and retirees))
or with respect to which contributions are or were made or required to be made by either of the Companies or with respect to which either of the Companies could reasonably be expected to have any liability and which have been made available or offered to employees, spouses, dependants, domestic partners and retirees.

         Encumbrance shall mean any claim, lien, charge, security interest, pledge, mortgage, or any other similar restriction or encumbrance of any kind or nature.

         Environmental Laws shall mean all Requirements of Law relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land, or surface or subsurface strata)
including, without limitation, Requirements of Law relating to emissions, discharges, releases or threatened releases of pollutants, contaminants,

                                      -3-

chemicals, or industrial, toxic or Hazardous Substances into the environment and
Requirements of Law relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any of the foregoing including, without limitation, the Hazardous Materials Transportation Act, the
Resource Conservation and Recovery Act, the Comprehensive Environmental
Response, Compensation and Liability Act ("CERCLA"), the Clean Water Act, the
Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide,
Fungicide, and Rodenticide Act and the Clean Air Act, and the rules and regulations promulgated thereunder, and any successors thereto.

         ERISA shall mean the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, and any successors thereto.

         ERISA Affiliate shall mean any Person that is included with the Company in a controlled group or affiliated service group under Sections 414(b), (c),
(m) or (o) of the Code.

         Excluded Costs shall mean any and all attorneys', experts' and accountants' fees, expenses and disbursements and court costs of any of the
Seller, the Parent, the Buyer, the Company or any of their respective
Affiliates, as well as all monies paid or disbursed by the Buyer, the Company or their Affiliates in connection with the exercise of the Put Option.

         FDC Act shall have the meaning set forth in Section 3.6.

         Final Determination shall have the meaning set forth in Section 8.5.

         Financial Statements shall have the meaning set forth in Section 3.11.

         FTC shall have the meaning set forth in Section 3.6.

         GAAP shall mean generally accepted accounting principles in the United
States, consistently applied.

         Governmental or Regulatory Authority shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the government of the United States or of any foreign country, any state or any political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise).

         Government Programs shall have the meaning set forth in Section 3.7(a).

         Guaranty shall mean, as to any Person, all liabilities or obligations of such Person with respect to any indebtedness or other obligations of any other Person that have been guaranteed, directly or indirectly, in any manner by such Person, through an agreement, contingent or otherwise, to purchase such indebtedness or obligation, or to purchase or sell property or services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or obligation or to guarantee the payment to the owner of such indebtedness or obligation against loss, or to supply funds to or in any manner invest in the debtor, or otherwise.

         Hazardous Substances shall mean (i) those substances defined in or regulated under the following United States federal statutes and their state and foreign counterparts, as

                                      -4-

amended, and all regulations promulgated thereunder: the Hazardous Materials
Transportation Act, the Safe Drinking Water Act, the Atomic Energy Act, the
Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii)
petroleum and petroleum products, including crude oil and any fractions thereof;
and (iii) any regulated radioactive materials, hazardous or toxic substances, wastes, or chemicals regulated by any Governmental Entity pursuant to any
Environmental Law.

         HIPAA shall have the meaning set forth in Section 3.10.

         Indemnifiable Losses shall mean all liabilities, obligations, claims, demands, damages, penalties, settlements, causes of action, costs and expenses, including, without limitation, the actual costs paid in connection with an
Indemnified Party's investigation and evaluation of any claim or right asserted against such Indemnified Party and all reasonable attorneys', experts' and accountants' fees, expenses and disbursements and court costs, but shall specifically exclude liability for any and all special, exemplary, or consequential damages of any Indemnified Party; provided, however, that
Indemnifiable Losses may include special, exemplary, or consequential damages awarded to a third party (which shall specifically exclude any Indemnified
Party, and with respect to claims against (i) the Buyer and any of its respective Affiliates or, after the Closing Date, Company, the UK Company or any of their respective Affiliates, and (ii) the Seller, the Parent or any of their respective Affiliates or, before the Closing Date, the Company, the UK Company or any of their respective Affiliates) pursuant to a third party action against an Indemnified Party, but only to the extent that such special, exemplary or consequential damages are awarded to a third party in such third party action and the Indemnified Party is directly liable for such special, exemplary or consequential damages.

         Indemnified Party shall have the meaning set forth in Section 8.5(a).

         Indemnifying Party shall have the meaning set forth in Section 8.5(a).

         Indemnity Notice shall have the meaning set forth in Section 8.5(a).

         Intellectual Property shall mean any United States, foreign, international and state (where applicable) patents and patent applications, and continuations, reissues, divisions, or disclosures relating thereto, industrial design registrations, inventions, certificates of invention and utility models;
trademarks, service marks, and trademark or service mark registrations and applications, trade names, trade dress, fictitious names, assumed names, logos and slogans, together with all goodwill related to the foregoing; Internet domain names; copyrights, copyright registrations, renewals and applications for copyright registrations; Software, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies (collectively, "Trade Secrets"); rights of privacy and publicity, including but not limited to, the names, likenesses, voices and biographical information of real persons.

         Intellectual Property Rights shall have the meaning set forth in
Section 3.21.

         Interim Financial Statements shall have the meaning set forth in
Section 3.11.

         IRS means the Internal Revenue Service or any successor organization thereto.

                                      -5-

         Knowledge means, with respect to any representation, warranty or statement of the Seller contained in this Agreement, the actual knowledge of any of the following individuals: Peter Bickel, Ven Govindarajan, John Parker,
Andrew McKelvey, Steve Schaffer, Merrill Collier, Steve Gootzeit, Marty Vogel,
Catherine Saye, Robert Kaiser (provided, however, that Robert Kaiser's inclusion in the list of Knowledge parties shall not require any party to waive, and it shall not be deemed that any party has waived or will waive, attorney-client or work product privileges with respect to Robert Kaiser), Peter Broxton and Marcy
Zasucha and the knowledge that could have been obtained by any of such individuals in the exercise of reasonable care and inquiry.

         Leased Property shall have the meaning set forth in Section 3.12.

         Legal Proceeding shall mean any action, suit, arbitration, claim or investigation by or before any Governmental or Regulatory Authority, any arbitration or alternative dispute resolution panel, or any other legal, administrative or other proceeding.

         Liabilities shall have the meaning set forth in Section 3.20.

         Major Suppliers shall have the meaning set forth in Section 3.29.

         Material Adverse Effect shall mean any change, effect, circumstance or event that taken together with any and all other acts, omissions, changes and events which breach or violate any representation or warranty or covenant in this Agreement and which has had or would reasonably be expected to have a materially adverse effect on the business, condition (financial or otherwise), results of operations, assets and properties of the Company in the aggregate;
provided, however, that Material Adverse Effect shall not include any Poly-Gel
Claim, the costs of discovery in connection with such claims, litigation of such claims, any judgment or settlement of or in connection with such claims, or any payment to be made with respect to such claims, judgment or settlement.

         Material Contracts shall have the meaning set forth in Section 3.14.

         Medicare shall have the meaning set forth in Section 3.7(a).

         Minimum Tangible Net Worth shall have the meaning set forth in Section
2.4.

         Note shall have the meaning set forth in Section 2.2.

         NY Facility shall mean the Company's facility located at 366 Madison
Avenue, New York, New York.

         Order shall mean any judgment, order, writ, decree, injunction or other determination whatsoever of any Governmental or Regulatory Authority or any
other entity or body whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in any case, whether preliminary or final).

         Parent shall have the meaning set forth in the preamble.

                                      -6-

         Pension Plans shall have the meaning set forth in Section 5.12.

         Permits shall mean all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, rights, orders, qualifications and similar rights or approvals granted or issued by any
Governmental or Regulatory Authority relating to the Company's business and operations.

         Person shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, trust, association, union, entity, or other form of business organization or any
Governmental or Regulatory Authority whatsoever.

         Pledge Agreement shall have the meaning set forth in Section 6.2(i)

         Poly-Gel shall mean Poly-Gel, L.L.C., a New Jersey limited liability company.

         Poly-Gel Claims shall mean any claim or action against any or all of the Agreement Parties brought by a Poly-Gel Party, arising out of or in connection with (i) the acquisition by the Buyer of the Company; (ii) the
Poly-Gel Supply Agreement (excluding obligations pursuant to the Put Option);
(iii) the manufacture, marketing or sale of products made from gel not purchased from Poly-Gel; (iv) any allegation that any of the Agreement Parties has taken trade secrets or other confidential information (including gel formulations) of
Poly-Gel; (vi) any breach of any express or implied obligation of any Agreement
Party to a Poly-Gel Party or claim that the Agreement Parties or any or them took or failed to take any action due or owing to a Poly-Gel Party or any of them or commences an action against any Agreement Party.

         Poly-Gel Party shall mean Poly-Gel, Gel Concepts, LLC, a New Jersey limited liability company, or, solely in their capacity as such, any, officer, director, member or manager thereof.

         Poly-Gel Supply Agreement shall mean that certain Supply Agreement dated as of August 20, 1999 by and between the Company and Poly-Gel.

         Post-Closing Settlement shall have the meaning set forth in Section
2.4.

         Principal Sum shall have the meaning set forth in Section 2.2.

         Product shall have the meaning set forth in Section 3.23.

         Public Statement shall have the meaning set forth in Section 5.5.

         Purchase Amount shall have the meaning set forth in Section 2.2.

         Purchase Price shall have the meaning set forth in Section 2.2.

         Put Option shall mean the rights and obligations set forth in Section
10(b) of the Poly-Gel Supply Agreement.

                                      -7-

         Real Property shall mean all real property leased to the Company.

         Record Retention Period shall have the meaning set forth in Section
5.13.

         Regulatory Approvals shall mean all Consents from all Governmental or
Regulatory Authorities.

         Release shall have the meaning set forth in Section 6.1.

         Review Period shall have the meaning set forth in Section 2.4.

         Requirements of Law shall mean, with respect to any Person, such
Person's articles or certificate of incorporation, formation documents, by-laws, trust agreements, or other governing or constitutive documents, if any, and any provision of law, statute, treaty, rule, regulation, ordinance or pronouncement having the effect of law, whether foreign, federal, state or local, in effect on the date of this Agreement or on the Closing Date or any Order, whether foreign, federal, state or local to which, in each case, such Person or any of such
Person's properties, operations, business or assets is bound or subject.
Requirements of Law includes, without limitation, Environmental Laws, and state and local zoning and building laws.

         Right of Set-Off shall have the meaning set forth in Section 8.5(g).

         Securities Act shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, and any successors thereto, all as amended and supplemented from time to time.

         Seller shall have the meaning set forth in the preamble.

         Seller's Closing Tax Returns shall have the meaning set forth in
Section 5.8.

         Seller's Taxes shall have the meaning set forth in Section 5.8(d).

         Shares shall have the meaning set forth in Section 2.1.

         Straddle Returns shall have the meaning set forth in Section 5.8.

         Statement of Tangible Net Worth shall have the meaning set forth in
Section 2.4(b).

         Subsidiary shall mean, with respect to any Person, any Person of which securities or other ownership interests having ordinary voting power to select a majority of the board of directors or other persons serving similar functions are at the time directly or indirectly owned by such Person.

         Supply Agreement shall have the meaning set forth in Section 6.2(g).

         Survival Period shall have the meaning set forth in Section 8.1.

                                      -8-

         Tangible Net Worth shall mean an amount calculated in the manner set forth on Exhibit 1, all as determined in accordance with GAAP consistently applied on a historical basis except that any liability, contingent or otherwise, matured or unmatured, with respect to the Put Option or the Poly-Gel
Claims shall not be included in such calculation.

         Target Date shall have the meaning set forth in Section 2.3.

         Tax or Taxes shall mean any tax, charge, fee, levy or other assessment including, without limitation, any net income, alternative minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, payroll, employment, social security, unemployment, workers compensation, net worth, withholding, FICA, FVTA, value added, gains tax, customs' duties, excise, estimated, stamp, occupancy, occupation, property or other similar taxes, including any interest or penalties thereon, and additions to tax or additional amounts imposed by a Taxing Authority.

         Taxing Authority shall mean any federal, state, local or foreign governmental authority, domestic or foreign, which imposes Taxes.

         Tax Notification Periods shall have the meaning set forth in Section
5.8(i).

         Tax Returns shall mean any declaration, return, report, estimate, information return, schedule, statements or other document, including any amendment thereof, filed or required to be filed with or, when none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority. Terminating Party shall have the meaning set forth in
Section 9.3.

         Transferred Employees shall mean employees of the Companies on the day before the Closing Date who become, as of the Closing Date, employees of the
Buyer.

         Transaction Documents shall mean this Agreement, the Note, the
Additional Note, the Pledge Agreement, the Supply Agreement, the Release and the
documents, certificates, stock powers and other deliveries of the Parties contemplated herein.

         UK Company shall mean Silipos (UK) Ltd., a company organized under the laws of England.

         UK Shares shall have the meaning set forth in Section 3.3.

         WARN shall have the meaning set forth in Section 5.12.

         Year End Financial Statements shall have the meaning set forth in
Section 3.11.

                                   ARTICLE 2
                           SALE AND DELIVERY OF SHARES

         2.1 Agreement to Sell and Purchase Shares. Subject to the terms and conditions set forth herein, on the Closing Date, the Seller shall sell to the
Buyer, and the Buyer shall

                                      -9-

purchase from the Seller, all of the Seller's right, title and interest in and to one hundred percent (100%) of the issued and outstanding capital stock of the
Company held by the Seller (collectively, the "Shares"). At the Closing, the
Seller shall deliver to the Buyer all of the certificates representing the
Shares together with stock powers separate from the certificates duly executed by the Seller in blank and sufficient to convey to the Buyer good and marketable title to all of the Shares free and clear of any and all claims, liens, charges, security interests, pledges or encumbrances of any nature whatsoever and together with all accrued benefits and rights attaching thereto.

         2.2 Purchase Price.

                  (a) Subject to adjustment as set forth in Section 2.4, the total purchase price to be paid by the Buyer for the Shares shall be Fifteen
Million Five Hundred Thousand U.S. Dollars ($15,500,000) (the "Purchase Price"),
consisting of (i) $5,000,000 in cash (the "Cash Consideration") which shall be paid by the Buyer to the Seller on the Closing Date by wire transfer of immediately available funds to such account(s) as shall be designated by the
Seller prior to the Closing Date, (ii) a 5.5% Promissory Note in the aggregate principal amount of Seven Million Five Hundred Thousand U.S. Dollars
($7,500,000) (the "Principal Sum"), in the form attached hereto as Exhibit 2.2
(the "Note"), which shall be issued by the Buyer and delivered to the Seller on the Closing Date, and (iii) a 5.5% Promissory Note in the aggregate principal amount of Three Million U.S. Dollars ($3,000,000), in the form attached hereto as Exhibit 2.2 (the "Additional Note"), which shall be issued by the Buyer and delivered to the Seller on the Closing Date. Each of the Note and the Additional
Note shall be transferable among the Seller's and the Parent's respective
Affiliates pursuant to their respective terms.

                  (b) Upon a reduction in the Principal Sum as provided in the
Note in connection with either (x) any reduction in the Purchase Price pursuant to Section 2.4 or (y) the satisfaction of any indemnification claim made by the
Buyer against the Parent or the Seller for Indemnifiable Losses by means of a reduction in the Principal Sum of the Note pursuant to Section 8.5(g), the parties shall execute a new Note or Notes in substitution of the then outstanding Note(s) (which outstanding Note(s) shall be deemed cancelled) having an aggregate principal amount equal to the Principal Sum as so reduced (the
"Principal Amount"). In all other respects the substituted Note(s) shall be identical to the previously outstanding Note(s) and shall carry the same rights to accrued and unpaid interest that were carried by the previously outstanding
Note(s).

         2.3 The Closing. The purchase and sale of the Shares under this
Agreement (the "Closing") shall occur at 10:00 a.m., local time, at the offices of Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019, or
at such other place as shall be mutually agreed by the Parties, on a date (the
"Target Date") which is as soon as practicable after the conditions to Closing set forth in Article 6 of this Agreement have been satisfied, which will be on or prior to September 30, 2004; provided however, that if the Closing does not occur on or prior to September 30, 2004, the Target Date may be unilaterally extended by the Seller until October 30, 2004.

         2.4 Certain Closing Adjustments and Covenants.

                                      -10-

                  (a) The Purchase Price shall be decreased dollar for dollar to the extent that Tangible Net Worth, as set forth on the Statement of Tangible
Net Worth, is less than $5,000,000 (the "Minimum Tangible Net Worth") on the
Closing Date, as finally determined pursuant to this Section 2.4.

                  (b) For purposes of calculating the Tangible Net Worth, the
Buyer shall cause its independent accountants to conduct an audit of the balance sheet of the Company as of the Closing Date and to prepare and deliver to the
Seller within seventy-five (75) days after the Closing Date (the "Audit
Period"), (i) the audited consolidated balance sheet of the Company as of the
Closing Date (the "Closing Date Balance Sheet") and (ii) a calculation of
Tangible Net Worth as derived from the Closing Balance Sheet in the form of the
Statement of Tangible Net Worth attached hereto as Exhibit 1 (the "Statement of
Tangible Net Worth"). The Closing Date Balance Sheet shall be prepared in accordance with GAAP, using the same accounting practices, policies and assumptions as were reasonably used by the Company in the preparation of the
Company Balance Sheet, except that no effect shall be given to any purchase accounting or other changes and adjustments resulting from the consummation of the transactions contemplated by this Agreement. If the Buyer fails to deliver the Closing Balance Sheet and completed Statement of Tangible Net Worth to the
Seller on or before 5:00 p.m., local New York City time, on the last day of the
Audit Period, then Tangible Net Worth as of the Closing Date shall, for purposes of Section 2.4(a), be deemed to equal the Minimum Tangible Net Worth. During the thirty (30) day period immediately following the Seller's receipt of the Closing
Balance Sheet and completed Statement of Tangible Net Worth (the "Review
Period"), the Seller and the Company and their respective accountants shall be afforded access to any workpapers, trial balances and other materials of the
Buyer and its accountants in connection with the preparation of the Closing Date
Balance Sheet and completed Statement of Tangible Net Worth. The Closing Date
Balance Sheet and completed Statement of Tangible Net Worth as so delivered to the Seller, shall become final and binding upon the parties unless, on or before
5:00 p.m., local New York City time, on the last day of the Review Period, notice is given by the Seller to the Buyer of the Seller's dispute of either or both of the Closing Date Balance Sheet and the Statement of Tangible Net Worth,
setting forth in reasonable detail the Seller's basis for such objection.
Notwithstanding the foregoing, if the last day of either of the Audit Period or the Review Period is not a Business Day, then, for the purposes of this Section
2.4(b), the last day of the Audit Period or Review Period, as applicable, shall be the next succeeding Business Day. If notice of dispute is timely given by the
Seller, the parties shall work together in good faith to resolve such dispute, but shall have no liability to one another for failing to resolve the dispute.

                  (c) If the parties are unable to reach agreement within 30 days after notice of dispute has been received by the Buyer, the dispute shall be referred for resolution to a "big-four" accounting firm that has not had a previous material relationship with the Parent, the Seller, the Buyer or the
Company (the "Determining Accountants") as promptly as practicable. Each of the
Buyer and the Seller shall execute, if required by the Determining Accountants, an engagement letter containing reasonable and customary terms. The Determining
Accountants will make a determination as to each item in dispute, which determination will be (i) in writing, (ii) furnished to the Seller and the Buyer as promptly as practicable after the items in dispute have been referred to the
Determining Accountants, (iii) made in accordance with this Agreement, and (iv)
conclusive and binding upon each party hereto. Each of the Buyer and the Seller will use reasonable efforts to cause the Determining Accountants to render their decision

                                      -11-

as soon as reasonably practicable, including without limitation by promptly complying with all reasonable requests by the Determining Accountants for information, books, records and similar items. The Buyer and the Seller shall pay their own costs and expenses incurred under this Section 2.4(c). The fees and expenses of the Determining Accountants incurred in connection with its review and determination shall be borne one-half by the Buyer and one-half by the Seller.

                  (d) If any post-closing adjustment or other set-off is
required or permitted to be made pursuant hereto, the settlement thereof (the
"Post-Closing Settlement") shall take place at the offices of Kane Kessler,
P.C., 1350 Avenue of the Americas, New York, NY 10019 at 10:00 a.m. local time on the fifth business day following the end of the Review Period, or in the event such matter has been referred to the Determining Accountants, on the fifth
Business Day following the date upon which the written determination of the
Determining Accountants become final and binding upon the parties, or at such other time and place as the Buyer and the Seller may mutually agree in writing.
Any decrease in the Purchase Price pursuant to this Section 2.4 up to $3,000,000 shall be satisfied by decreasing the Principal Sum of the Note by the amount of such decrease to the Purchase Price, in accordance with the terms of the Note.

                                   ARTICLE 3
                        REPRESENTATIONS AND WARRANTIES OF
                     THE PARENT, THE SELLER AND THE COMPANY

         The Parent, the Seller and the Company hereby jointly and individually represent and warrant to the Buyer as follows:

         3.1 Organization; Qualification; Good Standing. Each of the Companies
is a corporation duly incorporated, validly existing and in good standing (or applicable concept) under the laws of the jurisdiction of its incorporation or formation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Companies is duly qualified or licensed to do business and is in good standing (or applicable concept) in each jurisdiction in which the nature of its business or the ownership, leasing, licensing, exploitation or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

         3.2 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby: (a) do not require any action on the part of each of Parent, the Seller, the Company or the UK Company by or in respect of, or filing with, any Governmental or Regulatory Authority;
(b) do not contravene, violate or constitute a material breach or default under any Requirements of Law applicable to each of the Companies or any of their respective properties or respective certificates of incorporation or bylaws, and
(c) do not pursuant to the term hereof, with or without the passage of time or the giving of notice, except as set forth on Schedule 3.2 (i) result in the material breach of, constitute a material default under, or give rise to a right of termination, cancellation, or acceleration of performance or loss of material benefit under, or in any way materially and adversely affect the validity or effectiveness of, any Contract

                                      -12-

to which either of the Companies are a party or by which either of the Companies or their respective properties are bound or (ii) result in the creation of any
Encumbrance upon any property or assets of either of the Companies pursuant to any Contract to which either of the Companies is a party or by which either of the Companies or their respective properties are bound. Each of the Parent, the
Seller and the Company has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this
Agreement and the Transaction Documents by each of the Parent, the Seller and the Company and the consummation by each of the Parent, the Seller and the
Company of the transactions contemplated hereby have been duly authorized by each of their respective Board of Directors and stockholders, which approvals constitute all necessary corporate action on the part of each of the Parent, the
Seller and the Company and no further action on the part of such Parties is necessary. This Agreement has been, and upon the execution and delivery hereof at the Closing, and the Transaction Documents will be, duly executed and delivered by the Parent, the Seller and/or the Company, as the case may be, and constitutes the legal, valid and binding obligation of the Parent, the Seller and the Company, as the case may be, enforceable against it in accordance with its terms, except to the extent that (i) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar law as is now or hereinafter in effect relating to creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of relief are subject to certain equitable defenses and to the discretion of the court or other authority or person before which any proceeding therefor may be brought.

         3.3 Capitalization and Ownership. The total authorized capital stock of the Company consists of 2,000 shares of Company Common Stock, of which 1,000 shares are classified as Class A Common Stock and 1,000 shares are classified as
Class B Common Stock. There are 300 shares of Class A Common Stock and 15 shares of Class B Common Stock issued and outstanding. The total authorized capital stock of the UK Company consists of 100 shares, all of which are issued and outstanding (the "UK Shares"). The Shares and the UK Shares are duly authorized, validly issued, fully paid and non-assessable. There are no existing agreements, subscriptions, options, warrants, calls, commitments, conversion rights or other rights of any character to purchase or otherwise acquire from either the Seller or the Company at any time, or upon the happening of any event, any of the
Shares or the UK Shares other than this Agreement. No securities issued by
Company between August 20, 1999 until the date hereof were issued in violation of any statutory or common law preemptive rights. All Taxes required to be paid in connection with the issuance and any transfers of the Shares and the UK
Shares have been paid. Except for the UK Company, the Company does not own or control, directly or indirectly, any debt, equity or other financial or ownership interest in any other person or entity. The UK Company does not own or control, directly or indirectly, any debt, equity or other financial or ownership interest in any other person or entity.

         3.4 Consents of Governmental or Regulatory Authority and Others. Except
as disclosed on Schedule 3.4 hereto, no Regulatory Approvals or consent, approval or authorization of any other Person, is required to be made by the
Parent, the Seller and/or either of the Companies in connection with the execution, delivery or performance of this Agreement or the Transaction
Documents by the Parent, the Seller and/or either of the Companies or the

                                      -13-

consummation by the Parent, the Seller and/or either of the Companies of the transactions contemplated hereby.

         3.5 Legal Proceedings; Disputes. There are no Orders outstanding against either of the Companies. In addition, Schedule 3.5 attached to this
Agreement completely and accurately lists and fully describes (i) each pending, and, to the Seller's Knowledge, threatened, Legal Proceeding that has been commenced, brought, asserted, or threatened by (A) either of the Companies against any Person or (B) any Person against either of the Companies, and (ii)
all other material Legal Proceedings that have been commenced against either of the Companies since August 20, 1999. Except as set forth on Schedule 3.5, to the
Knowledge of the Seller, none of the Seller or any of its Affiliates has any claim, whether arising in tort contract or otherwise, against either of the
Companies or either of the Companies' present directors, officers, employees, consultants or agents.

         3.6 FDA and Regulatory Matters.

                  (a) Neither of the Companies are in default in any material respect under (i) any applicable law or regulation, or (ii) any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality having jurisdiction over it. Since
August 20, 1999, each of the Companies has conducted and is conducting its business in substantial compliance with all applicable federal, state, and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing, except where the failure to comply would not, individually or in the aggregate, have a Material
Adverse Effect.

                  (b) Without limiting the generality of subSection 3.6(a),
since August 20, 1999, the Company has not violated or is in violation of any provision of (i) the Federal Food, Drug, and Cosmetic ("FDC Act"), (ii) the
regulations and requirements adopted by the FDA pursuant to the FDC Act, (iii)
applicable state and local laws or requirements, and (iv) the laws, regulations, and requirements of the Federal Trade Commission ("FTC") as they relate to the labeling, advertising, and promotion of the Company's Products, except in each case where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, the Company's Products in process or in inventory are not, and all
Company's Products manufactured, labeled, sold, or distributed by the Company at the time of delivery to the customers were not, "adulterated" or "misbranded"
within the meaning of said laws, nor does any such product constitute an article prohibited from introduction into interstate commerce under the FDC Act at the time of such delivery.

                  (c) The Company has obtained all necessary and applicable
approvals, clearances, authorizations, licenses and registrations required by federal, state and local laws, regulations and requirements, to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of its products in the United States with respect to each product (collectively, the "Company Licenses"). The Company is in compliance in all material respects with the terms and conditions of each
Company License. The Company is in compliance in all material respects with all applicable Requirements of Law regarding registration, listing, packaging, labeling, advertising and certification for each product and site at

                                      -14-

which a product is manufactured, labeled, sold, or distributed. Schedule 3.6(a)
sets forth a list of all Company Licenses.

                  (d) To the extent any product manufactured in the United
States has been exported to a foreign country, the Company has exported such product in compliance in all material respects with applicable United States federal, state and local laws, regulations and requirements. To the extent that the Company manufactures, sells, markets, or distributes products in foreign countries, the Company is in compliance in all material respects with the laws and requirements of the foreign countries in which it sells, markets, and/or distributes products and is not in violation of any applicable provisions of foreign law relating to the Company' s business or the manufacture, storage, distribution, certification, labeling, advertising, promotion, or marketing of the Company's Products. To the extent that any product is manufactured outside of the United States and is imported into the United States, all such imported products meet federal, state, and local laws, regulations, and requirements.

                  (e) Since August 20, 1999, all manufacturing operations
performed by the Company in the United States and outside of the United States have been and are being conducted in all material respects in compliance with current good manufacturing practices and FDA's medical device Quality Systems regulations. Since August 20, 1999, the Company has and does adhere to all testing, quality control and documentation requirements.

                  (f) All non-clinical laboratory studies of products sponsored by the Company and intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance in all material respects with the FDA's good Laboratory Practice for Non-Clinical Studies regulations (21 CFR Part 58) in the United States, to the extent applicable. To the extent the Company sponsored or sponsors clinical studies for use to support regulatory clearance or approval, they have been and are being conducted in compliance in all material respects with applicable FDA investigational device exemption requirements (21 CFR Part 812) and the informed consent and institutional review board requirements (21 CFR Parts 50 and 56).

                  (g) The Company is in compliance in all material respects with all federal, state and local laws, regulations and requirements relating to the maintenance, compilation and filing of records and reports, including complaints and medical device adverse event reports, with regard to the Company's Products and the Company's compliance with good manufacturing practices. Schedule
3.6(g)(i) sets forth a list of all applicable adverse event reports related to the Company's Products, including any Medical Device Reports (as defined in 21
CFR 803). Schedule 3.6(g)(ii) sets forth a list of all complaint review and analysis reports of the Company including information regarding complaints by product and root cause analysis of closed complaints, which are correct in all material respects.

                  (h) Since August 20, 1999, the Company has not received any written notice or other written communication from any federal, state, local or foreign Governmental or Regulatory Authority or otherwise become aware of any
Requirements of Law (i) contesting the safety of, the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Company's products; or (ii) otherwise alleging any violation of Requirements of Law by the
Company, in either case, which has not been resolved or cured.

                                      -15-

                  (i) Except as set forth on Schedule 3.6(i), since August 20,
1999, there have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken or, to the Seller's Knowledge, threatened by any Governmental or Regulatory Authority or any Requirements of Law with respect to any of the Company's products, including any facilities where any such products are produced, processed, packaged or stored, and the Company has not within the last three years, either voluntarily or at the request of any
Governmental or Regulatory Authority, initiated or participated in a recall of any product or provided post-sale warnings regarding any product. The Company has conducted all of their clinical trials with reasonable care and in all material respects in accordance with all Requirements of Law and the stated
protocols for such clinical trials. All filings with and submissions to any
Governmental or Regulatory Authority made by the Company with regard to the
Company's products, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

         3.7 Reimbursement/Billing.

                  (a) The Company's products identified on Schedule 3.7(a)
attached to this Agreement may be reimbursed by Medicare (Title XVIII of the
Social Security Act ("Medicare"). Notwithstanding the foregoing, the Company represents that it does not participate, and it has never participated in,
Medicare, Medicaid or any other government-sponsored health care program
(collectively, "Government Programs"), and it does not bill, and it has never billed, any Government Program for the Products, directly or indirectly.

                  (b) There is no pending, nor to the Knowledge of the Seller, threatened, proceeding or investigation under any Government Program involving the Company. To the Seller's Knowledge, the Company's sales and marketing practices are, and have been, in compliance in all material respects with all
Requirements of Law and all policies of applicable Government Programs.

                  (c) None of the officers, directors or managing employees (as such term is defined in 42 U.S.C. ss. 1320a-5(b)) of the Company, has been excluded from participating in any Government Program or been subject to sanction pursuant to 42 U.S.C. ss. 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. ss. 1320a-7b.

                  (d) Except as set forth on Schedule 3.7(d), the Company has not, and to the Seller's Knowledge, no director, officer or employee of the
Company, has directly or indirectly in connection with the Company: (i) offered or paid any remuneration, in cash or in kind, to or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, contractors or employees of Government Programs in order to obtain business or payments from such persons other than in the ordinary course of business; (ii) given or agreed to give, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor or any other person other than in connection with promotional or entertainment activities in the ordinary course of business in compliance with the Company's

                                      -16-

compliance program; or (iii) made any false entries on any of the Company's books or records for any purpose prohibited by Requirements of Law.

                  (e) The Company is not, and to the Seller's Knowledge, no
director, officer or employee of the Company is, a party to any contract to provide services, lease space or lease equipment to the Company with any physician, health care facility, hospital or other person who is in a position to make or influence referrals to the Company where such contract or provision of services or space is prohibited by applicable Requirements of Law.

         3.8 Compliance with Laws. To the Seller's Knowledge, none of the
Companies have violated or infringed in any material respect nor is it in violation or infringement of, any Requirements of Law or any Order in connection with its activities. To the Seller's Knowledge, each of the Companies and each of their respective officers, directors and employees have complied with all
Requirements of Law in all material respects, including, but not limited to,
Requirements of Law relating to Government Programs and to billing and health care fraud (including the federal Anti-Kickback Law, 42 U.S.C. ss.1320a-7b, the
Stark I and II Laws, 42 U.S.C. ss.1395nn, as amended, and the False Claims Act,
31 U.S.C. ss.3729 et seq. and any regulations related thereto, as well as with any applicable similar state statutes). Except as set forth on Schedule 3.8, since August 20, 1999, no claims have been filed against either of the Companies alleging a violation of any Requirements of Law.

         3.9 Labor/Employee Matters.

                  (a) Attached to this Agreement as Schedule 3.9(a) is a
complete and accurate list of all employment or similar Contracts to which either of the Companies is a party, and the compensation to which each employee is entitled under its respective Contract. Since January 1, 2004, the Company has not increased the compensation payable to its employees or the rate of compensation payable to its employees other than in the ordinary course of business.

                  (b) To the Seller's Knowledge, there are no threatened or
contemplated attempts to organize for collective bargaining purposes any of the employees of the Companies. Neither of the Companies are a party to or bound by any collective bargaining agreement or similar Contract and no collective bargaining agreement or similar Contract covering any of such employees is currently being negotiated.

                  (c) There is no, and there has been no, work stoppage, strike, slowdown, picketing or other labor disturbance or controversy by or with respect to any of the employees of either of the Companies since January 1, 2004. In addition, except as set forth on Schedule 3.9(c) attached to this Agreement, since January 1, 2004, to the Seller's Knowledge, there is no material claim or petition pending before, and at no time has there been, any claim or petition made to, any Governmental or Regulatory Authority against either of the
Companies.

        3.10 Employee Benefit Plans.

                  (a) Schedule 3.10(a) attached to this Agreement lists each
Employee Benefit Plan. With respect to each Employee Benefit Plan, the Seller or the Company have made available to the Buyer true and complete copies of (i) the plan document, trust agreement and any other document governing such Employee
Benefit Plan, (ii) the summary plan description,

                                      -17-

(iii) all Form 5500 annual reports and attachments, and (iv) the most recent IRS determination letter, if any, for such plan.

                  (b) Each of the Employee Benefit Plans (including any plans terminated or merged within the past six years and not listed on Schedule
3.10(a)) has been maintained, operated and administered (and in the case of terminated or merged plans, so terminated or merged) in material compliance with its respective terms and all applicable Requirements of Law including, without limitation, ERISA and the Code. There are no liens outstanding against any
Employee Benefit Plan. The Company has materially complied with the reporting and disclosure requirements of ERISA applicable to the Employee Benefit Plans and the continuation coverage requirements of the Code and ERISA applicable to any of the Employee Benefit Plans.

                  (c) Neither the Company nor any ERISA Affiliate has ever
sponsored, maintained or contributed to, or been obligated to contribute to, any
Employee Benefit Plan subject to Title IV of ERISA or the minimum funding requirements of Code Section 412 or any "Multiemployer Plan" within the meaning of Section 3(37) of ERISA or any collectively bargained pension or welfare plan.

                  (d) There has been no "prohibited transaction" or "reportable event" within the meaning of the Code or ERISA within the last sixty (60)
months, or breach of fiduciary duty with respect to any of the Employee Benefit
Plans that could subject the Buyer or the Company to any Tax, penalty or other liability under the Code or ERISA, and, to the Seller's Knowledge, no Person
acting on behalf of the Company has engaged in any conduct in respect of any
Employee Benefit Plan that may result in any excise tax under Sections 4791 through 4980B, inclusive, of the Code, nor has any civil or criminal action been brought pursuant to Part 5 of Title I of ERISA.

                  (e) The Seller and the Company are in compliance with the
applicable requirements of the Health Insurance Portability and Accountability
Act ("HIPAA").

                  (f) With respect to the Seller's Pension Plans (as defined in
Section 5.13 of this Agreement) Seller warrants and represents that: (i) for the
Plan Year ending December 31, 2003, and for each of the preceding five Plan
Years, neither the Seller nor any ERISA Affiliate of Seller has made any discretionary contributions (including discretionary matching contributions) to the accounts of participants in such Pension Plans; and (ii) neither Seller nor any ERISA Affiliate intend to make any discretionary contributions (including discretionary matching contributions) to the accounts of participants in such
Pension Plans for Plan Year ending December 31, 2004.

                  (g) Except as set forth in Schedule 3.10(g), there are no
outstanding loan balances owed by any participants in Seller's Pension Plans.

         3.11 Financial Statements. The Seller or the Company has delivered or caused to be delivered to the Buyer copies of the Company's consolidated audited balance sheets as of the fiscal years ended March 31, 2004, 2003 and 2002 and the related consolidated audited statements of income, stockholders equity and cash flows for the fiscal years ending

                                      -18-

March 31, 2004 and 2003 (collectively, the "Year End Financial Statements"). In addition, the Seller or the Company has delivered or caused to be delivered to the Buyer copies of the consolidated unaudited balance sheet of the Company as of the end of the month preceding the date hereof and the related consolidated unaudited statements of income and stockholders equity and cash flows for the period then ended, together with all proper exhibits, schedules and notes thereto (collectively, the "Interim Financial Statements," and collectively with the Year-End Financial Statements, the "Financial Statements"). A true and complete copy of the Financial Statements is attached to this Agreement as
Schedule 3.11. Except with respect to any liability, contingent or otherwise, matured or unmatured, for the Put Option or the Poly-Gel Claims, the Financial
Statements fairly present, in all material respects, the financial position of the Company as of the date of such Financial Statements and the results of operations for the respective periods presented. Since March 31, 2004, there has not been any change in the accounting methods or practices followed by the
Company, except as required by GAAP.

         3.12 Real Property.

                  (a) Neither of the Companies owns any real property. Schedule
3.12(a) attached to this Agreement contains a complete and accurate list of all the locations of all Real Property leased by either of the Companies. (as either tenant, subtenant, landlord, sublandlord, licensee or licensor) (the "Leased
Properties"). True, correct and complete copies of all of all such leases for the Leased Properties have previously been provided to the Buyer. The leases for the Leased Properties are valid, binding and in full force and effect and all rent and other sums and charges payable under the leases for the Leased
Properties are current. Except as set forth on Schedule 3.12(a), (i) to the
Seller's Knowledge, there exists no material event of default or any condition which with the passage of time, the giving of notice, or both, would constitute an event of default under the terms of any Real Property lease; (ii) to the
Seller's Knowledge, no material claim has been asserted against either of the
Companies that is adverse to any of their respective rights under all Real
Property leases set forth on Schedule 3.12(a); and (iii) neither of the
Companies have any option to purchase or lease or any right of first refusal regarding the purchase or lease of any real property.

                  (b) The Real Property and any improvements thereon are in good condition and repair and there has been no damage, destruction or loss to any of the Real Property and any improvements thereon or that remains unremedied to date (ordinary wear and tear excepted). Without providing any representation or warranty in this sentence with respect to the Real Property located at the NY
Facility, the ventilation system at the Real Property are in good working order and repair, ordinary wear and tear excepted.

                  (c) To the Seller's Knowledge, there are no condemnation,
appropriation or other proceedings involving any taking of the Real Property pending or threatened against any of the Real Property.

         3.13 Personal Property. Except as set forth in Schedule 3.13 attached to this Agreement and those assets used by the UK Company or other assets not located in the United States of America, each as set forth in Schedule 3.13, the
Company either owns good, marketable and indefeasible legal and beneficial title, or has a valid leasehold interest in, or valid license for, all material items of personal property (both tangible and intangible) that are used in

                                      -19-

the conduct of the Company's business and operations as presently conducted free and clear of all Adverse Claims other than the Adverse Claims set forth on
Schedule 3.13. All tangible personal property material to the operation of the
Company's business is in such condition as is sufficient to operate the
Company's business as presently conducted in the normal and ordinary course in a manner consistent with past practice.

         3.14 Material Contracts.

                  (a) Neither of the Companies has any Contracts (i) that are not in full force and effect, (ii) that are not valid and binding obligations of the Company in accordance with their respective terms and (iii) that contain any provision or covenant prohibiting or limiting the ability of the Company to operate the Company's business in the manner in which it is currently operated.
Schedule 3.14 contains a true and complete list of the following types of
Contracts (collectively, the "Material Contracts").

                           (i) all Contracts relating to the acquisition or the
divestiture of fixed assets, including intangible assets, physical fixed assets
(with the exception of real estate and real estate-like rights) and financial assets whose value exceeds $10,000 per item or collectively $20,000 per
Contract;

                           (ii) all lease or rental Contracts to the extent that
they involve annual payments in excess of $10,000 per item or collectively of
$200,000 per Contract and are not terminable upon ninety (90) days notice or less;

                           (iii) all management, service, supply, security,
maintenance and similar Contracts, and all attornment Contracts, subordination
Contracts or similar Contract affecting or relating to the use and quiet and peaceful enjoyment of the Real Property to which either of the Companies is a party or is otherwise bound or subject to the extent that they involve annual payments in excess of $25,000 per Contract and that are not terminable on ninety
(90) days notice or less;

                           (iv) all Contracts for the storage, transportation,
holding, treatment, processing or disposal of any Hazardous Substances;

                           (v) all Contracts for storage, transportation or
similar services for tangible personal property with carriers or warehouses;

                           (vi) all license Contracts entered into by either of
the Companies, whether as licensor or licensee;

                           (vii) all credit Contracts entered into by either of
the Companies as lender, or borrower, or guarantor, with the exception of usual and customary trade receivables or payables agreed to in the normal and ordinary course of business;

                           (viii) all Contracts involving a commitment of either
of the Companies' assets or the incurrence by either of the Companies of liabilities in any one transaction or series of related transactions in excess of $5,000 per Contract or series of related

                                      -20-

Contracts, or that extend beyond one (1) year from the date of this Agreement, and are not terminable upon ninety (90) days notice or less;

                           (ix) all Contracts with domestic or foreign
distributors, manufacturer's representatives, dealers, or agents which are not terminable upon ninety (90) days notice or less;

                           (x) all employment Contracts which provide for an
annual aggregate remuneration of more than $10,000 per Contract and all
Contracts with advisors or consultants to the extent that they involve annual payments exceeding $10,000 per Contract;

                           (xi) all Contracts relating to fringe benefits,
profit sharing, commissions, or bonuses as well as similar agreements with the exception of those already listed in Schedule 3.10(a) attached to this
Agreement;

                           (xii) all Contracts that purport to or have the
effect of limiting the Company's right to engage in, or compete with any Person in any business; and

                           (xiii) all Contracts in which either of the Companies
grants a power-of-attorney.

                  (b) Except as set forth on Schedule 3.14(b) attached to this
Agreement, no Consent of any party to any Material Contract to which either of the Companies or their respective properties is a party or is otherwise bound or subject is required in connection with the transactions contemplated by this
Agreement or any of the Transaction Documents.

         3.15 Insurance. To the Seller's Knowledge, each insurance policy insuring the assets and properties of either of the Companies is valid and binding. Neither of the Companies is in default under any such policy in any material respect. Neither the Companies nor the Seller has received notice that any insurer under any such policy is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

         3.16 Environmental Matters. Each of the Companies and the operation of the their respective businesses is and has been in compliance in all material respects with all applicable Environmental Laws. Except as set forth in Schedule
3.16, to the Seller's Knowledge, there have occurred no and there are no events, conditions, circumstances, activities, practices, incidents, or actions that may give rise to any common law or statutory liability, or otherwise form the basis of any Legal Proceeding, Order, remedial or responsive action, or study involving or relating to either of the Companies, based upon or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Substances.

         3.17 Permits. Each of the Companies and their respective employees, independent contractors and agents have obtained and hold in full force all
Permits that are necessary for the operation of their respective businesses as presently conducted where the failure to so obtain and hold would have a
Material Adverse Effect.

                                      -21-

         3.18 Taxes and Tax Returns.

                  (a) The Seller has previously delivered to the Buyer true, correct and complete copies of each of the federal, state, and local income Tax
Returns filed by the Company and UK Company for the past three fiscal years which were due, taking into account any extensions granted, on or before the date hereof. All material Tax Returns required to be filed with respect to the income, operations, business or assets of the Company or the UK Company and any consolidated, combined, unitary or aggregate group for Tax purposes of which the
Company or the UK Company has been a member (i) have been timely filed with the appropriate Taxing Authority in all jurisdictions in which such returns and reports are required to be filed, (ii) all of the Tax Returns as filed are true, correct and complete and, in all material respects, reflect accurately all material liability for Taxes of the Company and the UK Company for the periods to which such returns relate, (iii) and all Taxes due and owing (whether or not shown) have been paid or provided for by adequate reserves in the Financial
Statements or the Closing Date Balance Sheet. All Taxes relating to any employee, independent contractor, creditor, stockholder or other third party were fully collected and paid or provided for by adequate reserves in the
Financial Statements and the Closing Date Balance Sheet, and all similar items due through and including the Closing Date will have been fully paid by that date or provided for by adequate reserves, whether or not any such Taxes were reported or reflected in any Tax Returns or filings.

                  (b) Except as set forth on Schedule 3.18, neither Parent, the
Seller, the Company or the UK Company or any affiliate with which the Company or the UK Company files consolidated or combined Tax Returns has received written notice, or to the Knowledge of the Seller oral notice, of an audit of the records of any of them for the purpose of verifying or disputing any Tax
Returns, reports or related information and disclosures provided to a Taxing
Authority, or for the alleged failure of any of them to provide any such Tax
Returns, reports or related information and disclosure. No written claims, deficiencies, or assessments are either pending or have been asserted against or inquiries raised with the Parent, the Seller, the Company or the UK Company or
any affiliate with which the Company or the UK Company files consolidated or combined Tax Returns with respect to any Taxes which have not been paid or otherwise satisfied, including written claims that, or inquiries whether any of them has not filed a Tax Return that includes the operations of the Company or the UK Company that was required to be filed. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies for which the Company or the UK Company could be liable.

                  (c) Except for (i) any period for which a Tax Return has not yet been filed or for unpaid Taxes not yet due for which adequate reserves have been established on the Closing Date Balance Sheet and (ii) property Taxes that are not delinquent, there is no Tax lien outstanding against the Stock of the
Company or any of the assets or properties of the Company or the UK Company.

                  (d) The Seller is not a foreign person for purposes of Section
1445 of the Code.

                                      -22-

                  (e) Neither the Seller, nor the Company or the UK Company has
executed any "closing agreement" or similar agreement with any Taxing Authority which will continue with respect to periods after the Closing, or been the subject of a private letter ruling that has continuing effect.

                  (f) Neither the Seller, nor the Company or the UK Company has
agreed or is required to make any adjustments pursuant to Section 481(a) of the
Code or any similar provision of other Tax law by reason of a change in accounting method initiated by it or any other relevant party for periods prior to Closing. Neither the Company or the UK Company has any application pending with any Taxing Authority requesting permission for any changes in accounting methods.

                  (g) Neither the Company or the UK Company has made any
payments, is not obligated to make any payments, and has not become a party to any agreement that under certain circumstances could obligate it to make payments that are not or will not be, as the case may be, deductible under
Section 280G or 162(m) of the Code.

                  (h) Neither the Company or the UK Company or any consolidated or combined group of which it is a part has reported on its income Tax Returns or taken any positions therein that could give rise to a substantial understatement of federal or other income Tax within the meaning of Section 6662 of the Code or similar statute.

                  (i) Neither the Company nor the UK Company has entered into any "listed transaction" as defined by Treas. Reg. Section 1.6011.4.

                  (j) All Taxes required to be paid in connection with the
issuance and any transfers of the Shares have been paid.

                  (k) After the Closing, neither the Company or the UK Company will be parties to, or have any obligation under, any Tax sharing agreements,
Tax indemnity or other arrangement or arrangement with any Person.

                  (l) Neither the Company or the UK Company has a "permanent establishment" other than the country in which it is incorporated.

                  (m) Neither the Company or the UK Company has ever filed or been the subject of an election under Section 338(g) or Section 338(h)(10) of the Code or caused or been the subject of a deemed election under Section 338(e)
thereof.

                  (n) Neither the Company or the UK Company (i) own any interest in any entity treated as a partnership or disregarded entity by any Taxing
Authority, or (ii) has made an affirmative special election under US law with respect to its status or classification for US Tax purposes.

                  (o) Neither the Company or the UK Company has any liability for the Taxes of any Person for any taxable period of such Person or portion thereof ending on or prior to the tax proration date: (i) under Treas. Reg.
ss.1.1502-6 (or any similar provision of state, local and foreign law), or (ii)
as a transferee or successor.

                                      -23-

                  (p) Neither the Company or the UK Company (A) has been the
"distributing" corporation or "controlled corporation" (within the meaning of
Section 355(a)(i)(A) of the Code) in a distribution of stock under Section 355.
There is no taxable income of the Company or the UK Company that will be reportable in a taxable period beginning after the Closing Date or the post-Closing portion of a Straddle Period that economically accrued in a period beginning prior to the Closing date, by reason of the installment method of accounting, the percentage of completion method of accounting or otherwise.

                  (q) The UK Company will not at Closing hold any investments in
U.S. property as described in Code 956, and neither the Buyer, or the Company, will be required to include any amount in gross income after the Closing Date with respect to the UK Company pursuant to Section 951 of the Code by reason of transactions of the UK Company on or prior to the Closing Date.

                  (r) Schedule 3.18(r) lists, for the Tax years ending in the preceding 12 month period, the jurisdictions in which the Company and the UK
Company have filed Tax returns, and the type of Tax return filed. For this purpose, information returns such as IRS form 941, 940 and 1042 do not need to be listed.

         3.19 Brokers or Finders. Except for Harris Nesbitt Corp., neither the
Company nor Seller has engaged the services of any broker or finder with respect to the transactions contemplated by this Agreement.

         3.20 Absence of Liabilities. Except for Liabilities (as defined below)
incurred in the ordinary course of business consistent with past practice since
March 31, 2004 and any liability for any Poly-Gel Claim or with respect to the
Put Option, neither of the Companies has any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of Taxes, other governmental charges or lawsuits brought, or any circumstances, conditions, events or arrangements, which are required to be reported on an audited balance sheet or disclosed in the notes thereto that is prepared in accordance with GAAP ("Liabilities"), which were not provided for or disclosed in (i) the Financial Statements, or
(ii) Schedule 3.20.

         3.21 Intellectual Property Rights.

                  (a) Except as set forth on Schedule 3.21(a), the Company owns or has the rights to use pursuant to license or other agreements all
Intellectual Property as is used by the Company to conduct the business of the
Company as currently conducted (collectively, the "Intellectual Property
Rights"), except where the failure to have such ownership or right by license or otherwise, individually and in the aggregate, would not have a Material Adverse
Effect on the Company. Schedule 3.21 sets forth a list of all (i) registered or applied for Intellectual Property Rights owned by the Company and (ii) material
Intellectual Property Rights licensed or otherwise used by the Company in the conduct of its business.

                                      -24-

                  (b) The manufacture, advertising, sale, distribution,
promotion, offering or use of any products or services now being manufactured, offered or sold by the Company does not infringe, and no claim been made that any such action infringes, the intellectual property rights of others and, except as set forth on Schedule 3.21, the Seller has no Knowledge of (x) any
third party claim or suit or (y) any third party claims which alleges or suggests that the Company's activities or the conduct of the business of the
Company infringes, or constitutes the unauthorized use of the Intellectual
Property rights, of any third party.

                  (c) Except as set forth on Schedule 3.21(c), the Company is not a party to or bound by any contract (i) pursuant to which the Company has assigned, transferred, licensed or granted to a third party any Intellectual
Property on an exclusive basis or agreed to forego from using or asserting rights to any Intellectual Property or (ii) that contains any "most favored nation" pricing provision with respect to any Intellectual Property Rights licensed to any third party.

                  (d) Except as set forth on Schedule 3.21(d), to the Knowledge of the Seller, no third party is infringing the Intellectual Property Rights of the Company except where such infringement would not have a Material Adverse
Effect on the Company.

                  (e) The Company owns or has the right to use all software used in the conduct of its business and, to the Seller's Knowledge, no copies of software are resident on the computers of the Company without authorization.

                  (f) Except as set forth on Schedule 3.21(f), the Intellectual
Property that is owned by the Company is solely and exclusively owned by the
Company free and clear of all Encumbrances, and, as for all of the Company's registered Intellectual Property or for which an application is pending, the
Company is listed in the records of the appropriate United States, state or foreign agency, as the case may be, as the sole owner or assignee for each such registration and application. Except as set forth on Schedule 3.21(f), all of the Company's Intellectual Property for which registrations have been issued are, to the Seller's Knowledge, valid and subsisting, in full force and effect, all without challenge of any kind, and have not been abandoned, cancelled or expired. Neither the Company, nor the Seller, has received any written notification of any pending or threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the Company's registered or pending Intellectual Property that is owned by the Company.

                  (g) The Company takes reasonable measures to protect the
confidentiality of its Trade Secrets. To the Knowledge of the Seller, no
material Trade Secret of the Company has been improperly disclosed or authorized to be disclosed to any third party in a manner which could reasonably be expected to result in a forfeiture of such Trade Secret.

                  (h) Except as set forth on Schedule 3.21(h), the Company has not granted any rights of use with respect to the Company's Intellectual
Property to any of its current or former officers, directors or employees.

         3.22 Absence of Certain Events. Except for changes disclosed on
Schedule 3.22, since March 31, 2004, the Seller has caused the Company and the
Company has

                                      -25-

caused the UK Company to conduct, and each of the Companies has conducted their respective businesses only in the ordinary course consistent with past practices, and since such date there has not been or occurred any action or event listed in Section 5.7. Except as disclosed on Schedule 3.22 hereto, since
March 31, 2004, neither of the Companies have (a) suffered any damage, destruction or loss, whether or not covered by insurance, which has had a
Material Adverse Effect; or (b) become subject to any Guaranty.

         3.23 Products.

                  (a) Except as set forth on Schedule 3.23, there exists no set of facts (i) which would (i) require the Company, pursuant to any applicable
Requirements of Law or by order of any Governmental Authority or (ii) to the
Knowledge of the Seller, otherwise requires the Company, to recall, withdraw or suspend any product manufactured, distributed or sold by the Company since
August 20, 1999 (each, a "Product" and collectively, the "Products") from the market or to change the marketing classification of any such Product. There are no material defects in the designs, specifications, or manufacture processes with respect to any Product sold or otherwise distributed that will give rise to any Indemnifiable Losses or that will cause such Products to not be useable as intended or marketed.

                  (b) Schedule 3.23 sets forth a list of all correspondence
received or sent by or on behalf of the Company since January 1, 2002 from or to any Governmental Authority with respect to a potential or actual recall, withdrawal, or suspension from the market of any Product. Copies of all such correspondence have been previously delivered to the Buyer.

         3.24 Inventory. The raw materials, work in process, spare parts, and other inventory of the Company as set forth on the Financial Statements, are not obsolete, except for such inventory as to which the Company has taken, in accordance with GAAP, a reserve on its books and records for being obsolete, and are of at least the standard quality for such items and are suitable for each of the manufacture and distribution of the Company's current products of standard quality for such products; and are not in excess of the normal purchasing patterns of the Company. Except as set forth on Schedule 3.24, the Company does not know of any condition materially and adversely affecting the supply of materials available to the Company. Except as set forth on Schedule 3.24, the amounts of the inventories reflected on the Financial Statements and on the books and records of the Company have been determined in accordance with GAAP consistently applied.

         3.25 Accounts Receivable. All accounts and notes receivable of either of the Companies have arisen in the ordinary course of business, represent valid obligations to the Companies for sales made, services performed or other charges, and, to the Seller's Knowledge, are not subject to claims or set-off, or other defenses or counter-claims. Except as set forth on Schedule 3.25, and except for reserves taken on the Financial Statements, all accounts and notes receivable of either of the Companies are collectible in the ordinary course.
All items which are required by GAAP to be reflected as accounts and notes receivable on the Financial Statements and on the books and records of the
Companies are so reflected and have been recorded in accordance with GAAP on a consistent basis in a manner consistent with past practice.

                                      -26-

         3.26 Absence of Certain Business Practices. None of the Companies,
their related parties or any Affiliates, the Seller or any other Person acting on behalf of either of the Companies or, to the Seller's Knowledge, any individual acting on behalf of any of the foregoing Persons acting alone or together, has with respect to the business or activities of either of the
Companies: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, trading company, shipping company, governmental employee, Government Programs or other Person with whom either of the Companies has done business directly or indirectly; or (b)
directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee, Government Programs or other Person who is or may be in a position to help or hinder the business of either of the Companies (or assist either of the
Companies in connection with any actual or proposed transaction); in any of the foregoing cases which, except as set forth on Schedule 3.26, (i) except in the ordinary course of business, would subject either of the Companies to any damage or any penalty in any Legal Proceeding that would reasonably be expected to have a Material Adverse Effect, (ii) except in the ordinary course of business, if not given in the past or continued in the future, would have a Material Adverse
Effect or (iii) if not continued in the future, would materially adversely affect the assets, business or operations of either of the Companies or subject either of the Companies to suit or penalty in any Legal Proceeding. Each of the
Companies has conducted its business in a manner that complies with the U.S.
Foreign Corrupt Practices Act.

         3.27 Rights, Warrants, Options. There are no outstanding (a) securities or instruments convertible into or exercisable for any of the capital stock or other equity interests of either of the Companies; (b) options, warrants, subscriptions or other rights to acquire capital stock or other equity interests of either of the Companies; or (c) except as set forth on Schedule 3.27 hereto, commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to the issuance or repurchase by either of the
Companies of any capital stock or other equity interests of either of the
Companies, or any instruments convertible or exercisable for any such securities or any options, warrants or rights to acquire such securities.

         3.28 Title to Securities. The Shares constitute all of the issued and outstanding capital stock of the Company. The UK Shares constitute all of the issued and outstanding shares of capital stock of the UK Company. The Seller is the record and beneficial owner of, and has good and marketable title to, the
Shares and such Shares are owned free and clear of any liens, encumbrances, pledges, security interests and claims whatsoever, including, without limitation, claims or rights under any voting trust agreements, shareholder agreements or other agreements. The Company is the record and beneficial owner of, and has good and marketable title to, all of the UK Shares and such UK
Shares are owned free and clear of any liens, encumbrances, pledges, security interests and claims whatsoever, including, without limitation, claims or rights under any voting trust agreements, shareholder agreements or other agreements.
At the Closing, the Seller will transfer and convey, and the Buyer will acquire, good and marketable title to the Shares, free and clear of all liens, encumbrances, pledges, security interests and claims whatsoever. Upon transfer of the Shares to the Buyer, the Buyer will possess ownership of the entire business, and there will be no assets of either of the Companies or their
Affiliates not owned or leased by either of the Companies which are used by the
Company to conduct the

                                      -27-

business, of the Company as presently conducted other than (a) assets and operations of Affiliates of the Company used to provide accounting, legal, administrative, Tax and related functions for or on behalf of the Companies and
(b) those items set forth on Schedule 3.28 , and (c) those assets currently utilized by the UK Company or other assets located outside of the United States.

         3.29 Major Customers and Suppliers; Supplies. Schedule 3.29 sets forth a list of the twenty (20) largest customers (measured by dollar volume) of the
Company (the "Major Customers") and the twenty (20) largest suppliers of goods or services (measured by dollar volume) of the Company (the "Major Suppliers")
for the fiscal year ended March 31, 2004. Except as indicated on Schedule 3.29, all supplies and services necessary for the conduct of the business of the
Company, as presently conducted, may be obtained from alternate sources on terms and conditions comparable to those presently available to the Company (other than production of Gel currently supplied by Poly-Gel). Without providing any representation or warranty in this sentence with respect to Poly-Gel except that during August 2004, the Company provided written notice to Poly-Gel, in compliance with the terms of the Poly-Gel Supply Agreement, that the Poly-Gel
Supply Agreement would terminate on October 31, 2004, the Seller does not have any Knowledge of any facts, circumstances or conditions that exist which could cause a reasonable basis for believing that any of the Company's Major Customers or Major Suppliers is contemplating terminating its current or future relationship with the Company. Without providing any representation or warranty in this sentence with respect to Poly-Gel except that during August 2004, the
Company provided written notice to Poly-Gel, in compliance with the terms of the
Poly-Gel Supply Agreement, that the Poly-Gel Supply Agreement would terminate on
October 31, 2004, to the Knowledge of the Seller, no Major Customer or Major
Supplier has experienced any type of work stoppage or other material adverse circumstances or conditions that may jeopardize or adversely affect in any material respect the Company's current or any future relationship with any Major
Customer or Major Supplier.

         3.30 Charter, Bylaws and Corporate Records. A true, correct and complete copy of (a) the certificate of incorporation or formation documents of each of the Seller and each of the Companies, as amended and in effect on the date hereof, (b) the bylaws of each of the Seller and each of the Companies, as amended and in effect on the date hereof, and (c) the stock ledgers and stock transfer records of each of the Companies has previously been provided to the
Buyer. The minute books of each of the Companies with respect to all proceedings of the directors and stockholders of the Companies since January 1, 2000 has previously been provided to the Buyer. Such minute books contain complete and accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors and shareholders of each of the
Companies from January 1, 2000 to the date hereof. All such meetings were duly called and held, and a quorum was present and acting throughout each such meeting. Such stock ledgers and stock transfer records reflect all issuances and registrations of transfer of all shares of capital stock of each of the
Companies, and certificates representing all canceled shares of capital stock have been returned to the stock ledger, except as to which each of the Companies has received a lost certificate affidavit from the registered owner (or their lawful representative) of the shares evidenced thereby. On the Closing Date, all books and records of each of the Companies with respect to the conduct of the business of each of the Companies will be located at the offices of the Company.
The books and records of each of the Companies are correct and

                                      -28-

complete in all material respects, have been maintained in a manner sufficient to (i) record all financial and other business transactions of each of the
Companies, (ii) prepare financial statements of each of the Companies in accordance with GAAP and (iii) to enforce all of the contractual rights of the each of the Companies with respect to other Persons. Neither the Companies nor the Seller has discarded any records with respect to any transaction or series of transactions in violation of Requirements of Law.

         3.31 Disclosure. No representation or warranty of the Parent, the
Company, or the Seller contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of the Parent, the Company, or the Seller or their respective agents pursuant hereto or in connection with the transactions contemplated hereby, contains or between the date hereof and the
Closing Date will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading; provided that none of the Parent, the Company, or the Seller makes any representations or warranties of any kind with respect to any financial projections or other predictions of future performance furnished by or on behalf of the Parent, the Company or the Seller or their respective agents pursuant hereto or in connection with the transactions contemplated hereby.

                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer hereby represents and warrants to the Parent, the Seller and the Company as follows:

         4.1 Organization. The Buyer (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware,
(ii) has the corporate power and authority to own and operate its assets and properties and to transact its business as currently conducted and (iii) is duly qualified and authorized to do business and is in good standing in all jurisdictions where the failure to be duly qualified, authorized and in good standing would have a Material Adverse Effect.

         4.2 Authorization for Agreement. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby by the Buyer (i) are within its corporate powers and duly authorized by all necessary corporate action on the part of the Buyer and (ii) do not (x) require any action by or in respect of, or filing with, any governmental body, agency or official, except as set forth in this Agreement or (y) contravene, violate or constitute a default under any
Requirements of Law applicable to the Buyer, any of its properties or any
Contract to which the Buyer or any of its properties is bound, except for the filings and approvals set forth in Schedule 4.2 attached to this Agreement.

         4.3 Enforceability. This Agreement has been and upon the execution and delivery thereof at the Closing the Transaction Documents will be duly executed and delivered by the Buyer and constitute the legal, valid and binding obligation of the Buyer enforceable against it in accordance with its terms, except to the extent that (i) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar law as is now or

                                      -29-

hereinafter in effect relating to creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of relief are subject to certain equitable defenses and to the discretion of the court or other authority or person before which any proceeding therefor may be brought.

         4.4 Litigation. There is no Legal Proceeding or Order pending against or, to the Buyer's Knowledge, threatened against or affecting, the Buyer or any of its properties that could adversely affect or restrict the ability of the
Buyer to consummate fully the transactions contemplated by this Agreement or that in any manner draws into question the validity of this Agreement.

         4.5 Absence of Inducement. Buyer agrees and acknowledges that any financial projections or other predictions of future performance furnished by or on behalf of the Company, the Parent, the Seller or their respective agents pursuant hereto or in connection with the transactions contemplated hereby shall not be deemed to be or to include representations or warranties of the Seller.

                                   ARTICLE 5
                                   COVENANTS

         5.1 Performance of Conditions. The Parent, the Seller, the Company and
the Buyer shall, and each of the Seller and the Parent shall cause each of the
Companies to, take all reasonable steps necessary or appropriate and use all commercially reasonable efforts to effect the fulfillment of the conditions required to be obtained for the Parties to consummate the transactions contemplated by this Agreement including, without limitation, all conditions precedent set forth in Article 6 of this Agreement.

         5.2 Approvals. Each of the Parties shall use its respective commercially reasonable efforts to obtain all Regulatory Approvals and Consents from such other third Persons including, without limitation, Consents required under Section 3.4 hereunder with respect to any Contract or any Requirements of
Law, that are necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement. The Company shall, and each of the
Seller and the Parent shall use its commercially reasonable efforts to cause the
Companies to cooperate with the Buyer to the fullest extent practicable in seeking to obtain all such Regulatory Approvals and such Consents, and shall provide, and shall cause the Companies to provide, such information and communications to all Governmental or Regulatory Authorities as they, or the
Buyer may request from time to time in connection therewith. Nothing contained herein shall require the Parties to amend the provisions of this Agreement, to pay or cause any of its Affiliates to pay any money (other than fees required by any applicable Requirements of Law in connection with any Regulatory Approval), or to provide or cause any of its Affiliates to provide any guaranty to obtain any such Regulatory Approvals or Consents. Notwithstanding anything to the contrary contained in this Agreement, neither the Companies, the Seller nor the
Parent shall be required to obtain any Consent that may be required under the
Poly-Gel Supply Agreement.

         5.3 Cooperation; Access to Books and Records. Each of the Seller and
the Parent shall, and shall cause the Companies to, cooperate with the Buyer in connection with the

                                      -30-

transactions contemplated by this Agreement, including, without limitation, cooperating in the determination of which Regulatory Approvals and Consents are required or advisable to be obtained prior to the Closing Date. Until the
Closing Date, each of the Seller and the Parent shall, and shall cause the
Companies to, afford to the Buyer and its authorized representatives, agents and advisors reasonable access to the properties and books and records of the
Companies and to the Company's executive officers in order to make investigate and examine the business and properties of the Company for purposes relating to the financing of the transactions contemplated by this Agreement. Any such investigation, access and examination shall be conducted upon reasonable prior notice under the circumstances.

         5.4 Confidentiality.

                  (a) Each Party to this Agreement shall not disclose any
Confidential Information about any other Party to any Person unless the Party desiring to disclose such Confidential Information receives the prior written consent of the Party about whom such Confidential Information pertains, except
(i) to any Party's employees, agents and representatives who have a need to know such Confidential Information for the performance of their duties as employees, agents or representatives, (ii) to the extent strictly necessary to obtain any
Consents including, without limitation, any Regulatory Approvals, that may be required or advisable to consummate the transactions contemplated by this
Agreement, (iii) to enforce such Party's rights and remedies under this
Agreement, (iv) with respect to disclosures that are compelled by any
Requirements of Law or pursuant to any Legal Proceeding; provided, that the
Party compelled to disclose Confidential Information pertaining to any other
Party shall provide prior written notice to such other Party thereof and use its commercially reasonable efforts to cooperate with such other Party to obtain a protective order or other similar determination with respect to such
Confidential Information, (v) made to any Party's legal counsel, independent auditors, investment bankers or financial advisors under an obligation of confidentiality or (vi) as otherwise permitted by Section 5.5 of this Agreement.
No Party shall request or receive any Confidential Information from any
Affiliate of a Party that is also an Affiliate of the other Party and any such
Confidential Information, if received, whether before or after the date of this
Agreement, shall remain Confidential Information of the Discloser.
Notwithstanding anything herein to the contrary, the Buyer shall be permitted, solely in connection with its securing financing to fund the Cash Consideration, to disclose to the Buyer's prospective financing sources or any of such source's legal counsel or financial advisors for purposes of evaluating or assisting in such financing, the substance of the transactions contemplated in the
Transaction Documents and each of the terms, conditions and other provisions contained in the Transaction Documents.

                  (b) In the event that the transactions contemplated by this
Agreement are not consummated in accordance with the terms of this Agreement, each Party shall, upon the request of the other Party, return to the other Party or destroy all Confidential Information and any copies thereof previously delivered by such requesting Party, except (i) for such documents, notes, memoranda, analyses, computations, studies and other writing prepared by the
Party returning or destroying such Confidential Information which documents, notes, memoranda, analyses, computations, studies and other writing shall be destroyed by such Party and such Party shall certify such destruction in writing to the other Party and (ii) to the extent that such Party

                                      -31-

deems such Confidential Information necessary or desirable to enforce his or its rights under this Agreement.

                  (c) The obligation of confidentiality contained in this
Section 5.4 shall survive the termination of this Agreement, or the Closing, as applicable, with respect to Confidential Information of the Company; provided, that, if the Closing shall occur, then the Buyer's obligation of confidentiality shall, solely with respect to the Confidential Information of the Company, terminate upon the Closing.

         5.5 Public Announcements. Prior to or in connection with the Closing, no Party shall issue any public report, statement, press release or similar item or make any other public disclosure with respect to the execution or terms of this Agreement or the Closing (a "Public Statement") and after the Closing, no
Party shall issue any public report, statement, press release or similar item regarding the terms of this Agreement that is inconsistent with any Public
Statement, prior to the consultation with and approval of the other Parties, except as such Party may if such Party's counsel deems it necessary to comply with such Party's obligations under applicable federal, state or foreign securities laws or stock exchange rules or regulations, issue any such report, statement, press release or similar item or make any such public disclosure after having made such disclosure available to the other Party and offering such other Party reasonable opportunity to comment thereon. The Party desiring to make the disclosure shall, in good faith, consider the other Party's reasonable comments, provided they are promptly given.

         5.6 Insurance. The Buyer hereby agrees and acknowledges that notwithstanding any other provision of this Agreement and any representation or warranty of the Seller or the Parent made in this Agreement, no insurance policy, including, without limitation, any insurance policy insuring the assets, properties or business of the Company, will be transferred to or assumed by the
Company or the Buyer. Until eighteen (18) months after the Closing, Buyer shall cause to have in place valid and binding insurance policies insuring the
Company, its assets, properties and business in scope and amount customary and reasonable for the assets and properties of each of the Company and the businesses in which the Company has engaged prior to the Closing.

         5.7 Conduct of Business by Company. Except as otherwise expressly contemplated by this Agreement or as consented to in writing by the Buyer, during the period from the date of this Agreement to the earlier of (a) the termination of this Agreement in accordance with Article 9 or (b) the Closing, each of the Seller and the Parent shall cause the Companies, and each of the
Companies shall carry on its business only in the ordinary course consistent with past practice and in compliance in all material respects with all
Requirements of Law and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current business organizations, use commercially reasonable efforts to keep available the services of their current officers and other key employees and to preserve their relationships with those
Persons (other than Poly-Gel and any of its Affiliates) having business dealings with either of the Companies, and shall not:

                  (a) (i) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (ii) purchase, redeem or otherwise acquire, directly or indirectly, any shares

                                      -32-

of capital stock of either of the Companies or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (b) issue, deliver, sell, pledge or otherwise encumber or
subject to any Encumbrance (i) any shares of its capital stock, (ii) any other voting securities, (iii) any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or (iv) any "phantom" stock or stock rights, SARs or stock-based performance units;

                  (c) amend its certificate of incorporation or bylaws;

                  (d) merge or consolidate with another Person, acquire, license or agree to acquire or license any business, division or Person or any equity or debt interest therein, acquire, license or agree to acquire or license any assets, other than immaterial assets or assets acquired in the ordinary course of business consistent with past practice, or enter into any joint venture, partnership or similar arrangement;

                  (e) enter into any transaction with an Affiliate of the
Company other than on an arms length basis consistent with past practice;

                  (f) sell, lease, license out, sell and leaseback, mortgage or otherwise encumber or subject to any Encumbrance (other than any Encumbrance imposed by law, such as a carriers', warehousemen's or mechanics' lien) or otherwise dispose of any of its properties or assets (including securitizations), other than sales out of goods or services and non-exclusive licenses in the ordinary course of business consistent with past practice;

                  (g) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person other than in the ordinary course of business consistent with past practice, issue or sell any debt securities or warrants or other rights to acquire any debt securities of either of the
Companies, guarantee any debt securities of another Person, enter into any "keep well" or other Contract to maintain any financial statement condition of another
Person or enter into any Contract having the economic effect of any of the foregoing;

                  (h) make any loans, advances or capital contributions to, or investments in, any other Person;

                  (i) make or agree to make any new capital expenditures, or enter into any Contract providing for payments which, individually, are in excess of $50,000 or, in the aggregate, are in excess of $100,000, except for
Contracts entered into in the ordinary course of business, or renewals or extensions of existing Contracts;

                  (j) make, change or rescind any Tax election, change any
annual Tax accounting period, adopt or change any method of Tax accounting, file any material amended Tax Return, enter into any closing agreement, settle any
Material Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take any other action, if, in any of the foregoing cases, any such action, individually or in the

                                      -33-

aggregate, would adversely affect in any material respect the Tax liability or
Tax attributes of the either of the Companies after the Closing;

                  (k) (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or Litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent Financial Statements (or the notes thereto) of either of the
Companies or incurred since the date of such Financial Statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any Person from or fail to enforce any confidentiality, standstill or similar Contract to which either of the Companies is a party or is a beneficiary;

                  (l) except as required in order to comply with any
Requirements of Law or in connection with the Buyer's and the Seller's respective obligations in Section 5.2, (i) establish, enter into, adopt or amend or terminate any Employee Benefit Plan, or (ii) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Employee Benefit Plan, except in each case to the extent required to comply with any changes in the laws applicable to any such Employee
Benefit Plan or agreement;

                  (m) other than in the ordinary course of business consistent with past practice (other than with respect to directors and officers), (i)
increase the compensation, bonus or other benefits of any current or former director, consultant, officer or other employee, (ii) grant any current or former director, consultant, officer or other employee or independent contractor any increase in severance or termination pay or (iii) pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such Person;

                  (n) transfer or license to any Person or entity or otherwise extend, amend or modify or allow to revert, lapse or expire any material rights to the Intellectual Property Rights of either of the Companies, other than in the ordinary course of business consistent with past practices;

                  (o) enter into or amend any Material Contract other than in the ordinary course of business consistent with past practice;

                  (p) obtain, through acquisition, lease, sublease or otherwise, any real property or rights to use real property;

                  (q) increase the number of full-time, permanent employees of the Company or its Subsidiaries other than as a result of hiring permanent employees for annual salaries of less than $50,000 in the ordinary course of business consistent with past practice;

                  (r) except insofar as may be required by any change in GAAP or
Requirements of Law, make any material changes in accounting methods, principles or practices; or

                                      -34-

                  (s) take any action or fail to take any commercially
reasonable action, (including encouraging any other Person to take such action), engage in any transaction or enter into any agreement that causes, or that would reasonably be likely to, cause any of the representations or warranties of the
Seller and Parent as made the date hereof in this Agreement to be untrue as of the Closing Date such that the condition contained in Section 6.1(a) cannot be satisfied as of the Closing Date; provided, that the foregoing will not (i)
prohibit either the Company or the UK Company from entering into any Material
Contract in the ordinary course of business that does not result in the Company taking any action otherwise prohibited by this Section 5.7, (ii) except as set for the in Section 5.2, in connection with obtaining Regulatory Approval, require the Company or the UK Company to pay any sum of money outside of the ordinary course of business, (iii) require the Company or the UK Company to commence any legal proceeding outside the ordinary course of business or (iv)
require the Company or the UK Company to forbear from any right to which either of them is entitled.

                  (t) take any action to exempt or make any Person (other than the Buyer) not subject to the provisions of Section 203 of the DGCL or any other potentially applicable antitakeover or similar statute or regulation.

         Schedule 3.14 shall be updated by the Seller at the Closing to reflect any Material Contracts entered into between the date hereof and the Closing Date and which are permitted by this Section 5.7. Such updated Section 3.14 shall be delivered to the Buyer at the Closing and shall, for all purposes hereunder, be deemed to be the definitive Schedule 3.14 with such effect as if such updated
Schedule 3.14 were attached to this Agreement on the date hereof.

         5.8 Certain Tax Matters.

                  (a) The Seller and the Parent shall indemnify and hold the
Company, the UK Company and the Buyer, and their Affiliates and successors (the
"Buyer Indemnified Parties") harmless from and against any and all Taxes that are imposed on or assessed against them on account of Taxes imposed upon the
Company and the UK Company or their assets (i) with respect to all taxable periods ending on or prior to the Closing; (ii) with respect to any Person other than any of the Company and the UK Company arising under Reg. Section 1.1502-6
(or any similar provision or state, local, or foreign law), or as a transferee or successor or by contract or otherwise; (iii) with respect to any and all
Taxes allocated to Seller pursuant to Section 5.8(d), provided, however, that such indemnification shall apply only if and to the extent, but only to the extent, that the liability for such Taxes exceeds the liabilities or accruals taken into account in the preparation of the Closing Date Balance Sheet for
Taxes relating to such periods.

                  (b) The Buyer shall be responsible for, and shall pay or cause to be paid, and shall indemnify and hold the Seller harmless from and against, any and all Taxes that may be imposed on or assessed against the Seller on account of Taxes imposed on the Company or its assets and the UK Company (i) for any taxable periods ended on or prior to the Closing Date, if and to the extent, but only to the extent, that the liability for such Taxes does not exceed the liabilities or accruals taken into account in the preparation of the Closing
Date Balance Sheet for Taxes relating to such periods; (ii) with respect to taxable periods of the Company and the UK Company beginning after the Closing
Date; and (iii) with respect to any Taxes that arise by

                                      -35-

virtue of transactions occurring outside the ordinary course of business on the
Closing Date and after the Closing, and (iv) with respect to any and all Taxes allocated to the Buyer pursuant to Section 5.8(d) hereof.

                  (c) All refunds of Taxes received by the Company (including amounts utilized as credits against Taxes for periods after Closing) for Taxes paid with respect to periods prior to Closing shall be property of Seller and shall be delivered to Seller within five (5) days of the Company's receipt (or claiming of the credit); provided, however, that the refunds to be delivered to the Seller shall be reduced to take into account (i) Taxes payable on the interest portion of such Tax refunds, and (ii) any withholding Taxes imposed on the Company by reason of the delivery of the refund to Seller; provided, further, that the reduction in the preceding clause (ii) shall not be to the extent the Buyer or an affiliate will be entitled to offset its US Taxes for the amount of the withholding tax paid, and the Buyer will and will cause the
Company and the UK Company to take all reasonable steps to minimize or eliminate such withholding.

                  (d) To the extent permitted by law, in preparing the relevant
Tax Return, the Company and the Buyer shall close the taxable period of the
Company and the UK Company on the Closing Date. In any case where Requirements of Law prohibits either the Company or the UK Company from closing its taxable year on the Closing Date, then Taxes, if any, attributable to the taxable period of the Company and the UK Company beginning before and ending after the Closing
Date shall be allocated (i) to Seller for the period up to and including the
Closing Date (but excluding any Taxes that arise on the Closing Date by virtue of transactions occurring outside the ordinary course of business after the
Closing and including subpart F income earned on or prior to the Closing Date), and (ii) to Buyer for the period subsequent to the Closing Date. For purposes of this Section 5.8(d), Taxes for the period up to and including the Closing Date
("Seller's Taxes") shall be determined on the basis of an interim closing of the books as of the end of the Closing Date; provided, however, that in the case of any Tax not based on income or receipts and exemptions, allowances or deductions calculated on an annual basis, such Seller's Taxes shall be equal to the amount of such Tax for the taxable year multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable year through the Closing Date, and the denominator of which shall be the number of days in the taxable year.

                  (e) Seller shall be responsible for preparing and filing or causing to be filed all Tax Returns required to be filed by or on behalf of the
Company and the UK Company for all periods ending on or prior to the Closing
Date ("Seller's Closing Tax Returns"). Such returns shall be prepared on a basis that is consistent with past practices. Seller shall provide Buyer with a copy of the pro forma Tax Return at least twenty (20) days prior to filing for
Buyer's review and comment. Seller shall timely pay or cause to be paid, all
Taxes to which such returns relate for all periods covered by such returns except to extent reserves therefor have been established on the Closing Date
Balance Sheet, in which event Buyer shall pay such Taxes.

                  (f) The Buyer shall be responsible for preparing and filing or causing to be filed all Tax Returns required to be filed by or on behalf of the
Company and the UK for periods that begin before but end after the Closing Date
("Straddle Returns"). Such returns shall be prepared on a basis that is consistent with past practice. Without limiting the Buyer's rights under Article
8 of this Agreement, the Buyer shall pay or cause to be paid all Taxes to which

                                      -36-

such returns relate for all periods covered by such returns. The Buyer will provide the Seller with copies of the Straddle Period Returns at least twenty days before the due date for filing for the Seller's review and comment. Seller and its Tax advisors shall cooperate with Buyer and its Tax advisors from the
Closing Date, and shall make available all work papers and relevant schedules for the preparation of the Company's and the UK Company Tax Returns including the Straddle Returns.

                  (g) Without the Seller's prior written permission, the Buyer shall not, and shall not permit the Company, to file any amended Tax Returns for periods that include the period prior to Closing.

                  (h) The Seller and the Buyer shall cooperate fully with each other and make available to each other in a timely fashion such Tax data and other information and personnel as may be reasonably required for the payment of any estimated Taxes and the preparation of any Tax Returns required to be prepared hereunder. The Seller and the Buyer shall make available to the other, as reasonably requested, all information, records or documents in their possession relating to Tax liabilities of the Company and the UK Company for all taxable periods thereof ending on, before or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable Tax statute of limitations or extensions thereof; provided, however, that in the event a proceeding has been instituted for which the information, records or documents are required prior to the expiration of the applicable statute of limitations such information, records or documents shall be retained until there is a final determination with respect to such proceeding.

                  (i) The Buyer and the Seller shall promptly notify each other in writing upon receipt by the Buyer, the Company, the UK Company, the Parent or
the Seller, as the case may be, of any notice of any Tax audits, reviews, examinations, or investigations of or assessments against any of them that include potential taxes of the Company and the UK Company for taxable periods beginning prior to the Closing Date and ending prior to or on or after the
Closing Date or periods ending after the Closing Date for which the Seller may be liable (the "Tax Notification Periods"). The failure of one party promptly to notify the other party of any such audit or assessment shall not forfeit the right to indemnity except to the extent that the Seller is materially prejudiced as a result. The Seller shall have the sole right to represent the Company's and the UK Company interests in any Tax proceeding relating to such Tax audits or assessments and to employ counsel of its choice at its expense; provided, however, that Buyer shall have the right to consult with the Seller regarding any Tax audit or assessment relating to any Tax Notification Period, and provided further, that Seller shall not settle, compromise or conclude any tax proceeding without prior written consent of the Buyer, which shall not be unreasonably withheld or delayed. The Buyer, on the one hand, and the Seller, on the other, each agree to cooperate fully with the other and its or their respective counsel in the defense against or compromise of any claim in any Tax proceeding.

                  (j) The Seller and the Buyer agree that any payments made
hereunder or under Article 8 (whether made directly to a party or to another indemnitee) will be treated by the parties as an adjustment to the aggregate
Purchase Price, to the extent permitted by law.

                                      -37-

                  (k) All obligations under this Section 5.8 shall survive the
Closing hereunder and continue until 10 days following the expiration of the statute of limitations on assessment of the relevant Tax. Notwithstanding the foregoing, any claim for indemnification hereunder shall survive such termination date if, prior to the termination date, the party making the claim shall have advised the other party in writing of facts that may constitute or give rise to an alleged claim for indemnification, specifying in reasonable detail the basis under this Agreement for such claim.

                  (l) Except as expressly provided in this Section 5.8, any
claims for indemnification made pursuant to this Section 5.8 shall be made in accordance with the procedures set forth in Section 8.5.

                  (m) The same item of Tax may be indemnified under this Section
5.8, or Article 8, but nor under both.

         5.9 Notification. Prior to the effectiveness of the Closing, as promptly as practicable after becoming aware thereof, the Seller, the Parent and the Company, on the one hand, and the Buyer, on the other hand, as applicable, shall promptly notify the other Parties in writing of the occurrence, or pending or threatened occurrence, of any event that would constitute a breach of any covenant in this Agreement by the Party so required to notify or that would cause any representation or warranty made by the Party so required to notify in this Agreement to be false and incorrect (including without limitation, any event or circumstance which would have been required to be disclosed on any schedule to this Agreement had such event or circumstance occurred or existed on or prior to the date of this Agreement). Provided that the notifying Party is in compliance with the terms of this Agreement, it is agreed that any information furnished pursuant to this Section 5.9 with respect to (i) facts that specifically relate to any representation or warranty made by the notifying
Party that was qualified by Knowledge, of which the notifying Party becomes aware after the execution of this Agreement or (ii) events occurring after the execution of this Agreement that cause any representation or warranty given in this Agreement not to be true, shall be deemed to amend the schedules to this
Agreement for purposes of Article 8, but not Article 6, such that the Party receiving the notification will have the right not to close the transactions contemplated hereby, but if the Closing occurs, the Party receiving such notification shall not have any right or claim against the notifying Party with respect to any Indemnifiable Loss that is the subject matter of such notification, provided, however, the aggregate amount of any such Indemnifiable
Losses shall be applied to satisfy the Threshold Amount limitation contained in
Section 8.6(a). Notwithstanding any other provision of this Agreement to the contrary, in the event any notification furnished in accordance with this
Section 5.9 is received by the non-notifying Party within five (5) Business Days prior to the Closing Date, the non-notifying Party, may in its sole discretion, postpone the Closing Date, and/or if applicable, the Target Date, to a date that is up to five Business Days following the date of its receipt of the applicable notification. In the event that the Closing Date and/or the Target Date is postponed pursuant to the preceding sentence, no Party shall be deemed to be in breach of this Agreement solely to the extent such postponement causes any of its representations, warranties and/or covenants contained in this Agreement to become untrue or unsatisfied as the result of passage of time. No notification furnished pursuant to this Section 5.9 shall be effective unless the notification sets for the item disclosed with sufficient particularity to allow the Buyer

                                      -38-

to ascertain which representations, warranties or covenants in this Agreement the notification relates.

         5.10 Acquisition Proposals; No Solicitation. The Seller, the Company,
and the Parent jointly and severally, agree that unless this Agreement has been terminated in accordance with Section 9.1, neither the Seller, the Company, the
Parent, nor their respective Affiliates, representatives, employees or agents
(collectively, "Agents") will, between the date hereof and the Closing, directly or indirectly, (i) solicit, encourage or negotiate any proposal (whether solicited or unsolicited) for, or execute any agreement relating to, a sale of all or any part of the Shares or a sale of all or substantially all of the assets of either of the Companies, or any merger, consolidation, recapitalization or similar transaction involving either of the Companies with any other party (any of the foregoing is referred to as an "Acquisition
Proposal"), or (ii) provide any information regarding either of the Companies to any third party for the purpose of soliciting, encouraging or negotiating an
Acquisition Proposal (it being understood that nothing contained in clauses (i)
or (ii) above shall restrict the Seller or the Parent or any of its Agents from providing information as required by legal process). In addition, the Seller, the Parent and the Company shall promptly notify the Buyer in writing of the fact of any third party's Acquisition Proposal, or communication in connection with any potential Acquisition Proposal to the Seller or the Company, together with all relevant terms and conditions thereof.

         5.11 Preservation of Business. From the date hereof through the Closing
Date, the Company shall, and the Seller shall cause the Companies to use its commercially reasonable efforts to (a) preserve each of the Companies business organization intact, (b) keep available the services of its present officers, and other key employees, consultants and agents, (c) maintain its present suppliers and customers and (d) preserve its goodwill.

         5.12 Certain Employee Benefit Transition Matters.

                  (a) Effective as of the Closing Date, the Transferred
Employees (which, for purposes of this subSection 5.12(a), shall mean
Transferred Employees which are located in the United States) shall cease participation in the Parent's 401(k) Plan and Money Purchase Pension Plan
(collectively, the "Pension Plans") and the Seller shall cause the Transferred
Employees to be fully vested in the account balances thereunder.

                  (b) Seller shall retain COBRA liabilities for any individuals who: (i) are COBRA beneficiaries of the Company immediately prior to the Closing
Date (including those eligible to elect COBRA), and (ii) were either former employees of the Company's NY Facility or a current or former spouse or eligible dependent of such former employees.

                  (c) The Seller shall retain under its insurance policies,
plans and coverages for the period provided therein, employees of the Company who as of the Closing Date are collecting or eligible to collect workers'
compensation benefits and long term disability benefits.

                  (d) Buyer shall continue to employ for a period of thirty (30)
days after the Closing Date all Transferred Employees under wage rates at least substantially equivalent to such rates then provided by the Company and the UK
Company to each such

                                      -39-

Transferred Employee immediately before the Closing Date. Nothing contained in the preceding sentence or elsewhere in this Agreement shall change the employment status of any "at-will" Transferred Employee, or create or modify the terms of any written employment agreement. After the Closing Date, the Buyer shall be solely responsible for all obligations and liabilities associated with the employment after the Closing Date of, or any termination of employment related to, any Transferred Employee.

                  (e) In any termination or layoff of any Transferred Employee as part of a "plant closing" or a "mass layoff" as these terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") by Buyer,
the Company or the UK Company after the Closing, Buyer will comply, if applicable, with WARN. From and after the Closing Date, in any termination or layoff of any Transferred Employee as part of a "plant closing" or "mass layoff", as such terms are defined by WARN, by Buyer, the Company or the UK
Company, the Buyer will be responsible for providing notice to such employees and Buyer acknowledges that it is responsible for complying with and providing notice under WARN or any similar local, state or foreign law with respect to such employees, and neither the Parent, nor the Seller, shall have any liability or obligation to any Person with respect thereto.

         5.13 Preservation of Books and Records. Each of the Buyer and the
Company shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Company and the UK Company in the possession or control of the Buyer, the Company or their respective Affiliates for a period of six (6) years after the Closing Date or such longer period as may be required by any applicable Requirements of Law (the "Record Retention Period"). Each of
the Seller, the Parent and their respective Affiliates and the representatives of any of them, upon reasonable notice and for any reasonable business purpose, shall have access during normal business hours to examine, inspect and copy such books and records. Each of the Buyer and the Company shall provide (or cause to be provided to) the Seller, the Parent and their respective Affiliates and the representatives of any of them with such original books and records of the
Company and the UK Company as any of the Seller, the Parent and their respective
Affiliates and the representatives of any of them shall reasonably request in connection with any action to which any of them is a party or in connection with any applicable Requirements of Law. After the Record Retention Period, before either the Buyer, the Company or any of their respective Affiliates shall dispose of any of such books and records, the Buyer or the Company shall give at least forty-five (45) calendar days' prior written notice of such intention to dispose to the Seller and the Parent, and each of the Seller and the Parent shall be given an opportunity to remove and retain all or any part of such books and records as either the Seller or the Parent may elect.

         5.14 Non-competition and Non-interference.

                  (a) Each of the Parent and the Seller and their respective
Affiliates and successors acknowledge that in order to assure Buyer that Buyer will retain the value of the Company as a "going concern," each of the Parent and the Seller and their respective Affiliates, on the terms set forth in this
Section 5.14, agree not to utilize their respective special knowledge of the business of the Company and its relationships with customers, prospective customers, suppliers and others or otherwise compete with the Buyer or any of its Affiliates (together with the Buyer, the "Buyer Companies") in any
Competitive Business subject to the terms hereafter

                                      -40-

set forth. For the period beginning on the Closing Date and ending on the fifth
(5th) anniversary of the Closing Date (the "Restricted Period"), each of the
Parent and the Seller and their respective Affiliates shall not (except as an owner of five percent (5%) or less of the stock or debt of any company listed on a national securities exchange or traded in the over-the-counter market) engage, assist or have an interest, anywhere in the United States of America or any other geographic area in which the Company engaged in any Competitive Business as of the Closing Date, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder, or through the investment of capital, lending of money or property, rendering of services or capital, or otherwise, in any business that is directly or indirectly engaged in
Competitive Business provided, however, during the Term (as such term is defined in the Supply Agreement), so long as the Seller and its Affiliates are in compliance with their obligations under the Supply Agreement, the Seller and its
Affiliates shall be permitted to engage in the promotion, marketing, distribution, manufacture and sale of Gel Products whose Gels are comprised solely of Gels purchased by Seller or its Affiliates from the Company or its
Affiliates or as otherwise permitted by the terms of the Supply Agreement solely in connection with the Seller's and its Affiliates rights to mitigate under the
Supply Agreement. During the Restricted Period, each of the Parent and the
Seller and their respective Affiliates shall not, and shall not cause or permit any of their respective employees, agents or others then under their respective control to, directly or indirectly, whether or not on behalf of Parent or
Seller, their Affiliates, or any other Person (except as an owner of five percent (5%) or less of the stock or debt of any company listed on a national securities exchange or traded in the over-the-counter market), (i) accept
Competitive Business from, or solicit the Competitive Business of, any Person who as of the Closing Date is, or who had been at any time during the two (2)
year period preceding the Closing Date, a customer, known prospective customer, or supplier of the Company in the Competitive Business or (ii) recruit or otherwise solicit or induce any person who is an employee or consultant of, or otherwise engaged by the Buyer in the Competitive Business, to terminate his or her employment or other relationship with any of the Buyer Companies or hire any person who the Seller or the Parent is aware after reasonable inquiry has, during the preceding one (1) year of the date of hire, left the employ of any of the Buyer Companies who engage in the Competitive Business. Nothing contained in this Section 5.14(a) shall prevent any of the Parent or the Seller from advertising generally for employees or consultants, provided it only employs or engages Persons in compliance with the terms of Section 5.14(a)(i) and(ii).
Nothing contained in this Section 5.14(a) shall prevent the Parent or the Seller from employing or engaging (i) any or all of the Company's or the UK Company's employees which are terminated, released, or not hired by the Company or the UK
Company after the Closing, or (ii) Ven Govindarajan.

                  (b) Each of the Parent and the Seller and their respective
Affiliates shall not at any time, directly or indirectly, knowingly use or purport to authorize any Person to use any trademark set forth on Schedule 3.21, or any name, mark, copyright, logo, trade dress or other identifying words or images which are the same as or similar to those of the Company in connection with any product or service, whether or not such use would be in a business competitive with that of any of the Buyer Companies.

                  (c) Each of the Parent and the Seller further agree, during the Restricted Period, not to (i) request, suggest, influence or cause any
Person, directly or indirectly, to cease doing business with or to reduce its business with any of the Buyer Companies in the Competitive Business, or (ii)
directly or indirectly, assist any Person in inducing or otherwise

                                      -41-

counseling, advising, encouraging, or soliciting any customer of any of the
Buyer Companies in the Competitive Business to terminate or in any way diminish its customer relationship with any of the Buyer Companies in the Competitive
Business.

                  (d) Each of the Parent and Seller acknowledge that compliance with the restrictions set forth in this Section 5.14 will not prevent it from earning a livelihood.

         5.15 Covenants with Respect to Company Accounts and Notes Receivable.
From and after the Closing Date, the Buyer, the Company and their respective
Affiliates shall (i) use their commercially reasonably efforts to collect all accounts and notes receivable of the Company in accordance with the customary business practices of the Company. In the event the Buyer settles, write-offs or compromises any accounts and notes receivable of the Companies without the prior written consent of the Seller which consent shall not be unreasonably withheld, delayed or conditioned, then the Buyer will not be entitled to make a claim for
Indemnifiable Losses with respect to such settled or compromised accounts and notes receivable pursuant to Section 8.2, except to the extent the Seller and/or the Parent has breached the first and/or third sentences of Section 3.26.

         5.16 Use of Packaging Materials Containing the "SSL" Name. During the
period beginning on the Closing Date and ending two hundred seventy (270) days after the Closing Date, the Company may use all Company product packaging materials containing the "SSL" name, solely for the purpose of shipping the
Company's products, which are in the Company's possession on the Closing Date.
Upon or prior to the end of such period, the Company shall destroy all remaining
Company product packaging materials containing the "SSL" name.

         5.17 Compliance with Transfer Tax Requirements. Each of Seller and
Buyer are responsible for payment of one-half of any transfer, documentary or stamp taxes owed to the State of New York or any regulatory agency thereof in respect of the transactions contemplated by this Agreement. After the Closing
Date, on behalf of itself and the Seller, the Buyer shall timely file or submit all required filings, documents, stamps, and other materials required to be filed or submitted, and fully pay any payments due, to the State of New York or any regulatory agency thereof in connection with or as a result of the transactions contemplated in this Agreement.

         5.18 Office Space for Customer Service Employees in Oldham, England.
During the period beginning on the Closing Date and ending on the earlier of (i)
the date which is one hundred eighty (180) days thereafter, or, (ii) upon the receipt of written notice from the Buyer or the Company that such accommodation is no longer desired, the Seller or its Affiliate will provide office space and other office support services consistent with the office support services provided to such persons immediately prior to the Closing in an office facility located in Oldham, England to the Buyer for use by two or fewer employees of the
Buyer or the Company without any cost or expense to the Buyer or the Company.

         5.19 Acquisition of Poly-Gel. To the extent that Poly-Gel exercises the
Put Option in accordance with the terms of the Poly-Gel Supply Agreement or the
Buyer otherwise acquires substantially all of the stock or assets of Poly-Gel after the Closing at a price (which

                                      -42-

may include cash, capital stock of the Buyer, promissory notes issued by the
Buyer and assumed debt) not greater than $4,500,000, and the liabilities and damages (including harm resulting from equitable remedies (which, if any, shall be valued at an arbitration held in New York, New York pursuant to the rules of the American Arbitration Association)) of the Agreement Parties to the Poly-Gel
Parties for the Poly-Gel Claims, exclusive of the Excluded Costs, do not exceed
$2,000,000, the Buyer shall pay to the Seller an amount in cash equal to the difference between (i) $4,500,000 and (ii) the amount paid in respect of the Put
Option or the other acquisition of substantially all of the stock or assets of
Poly-Gel to the Poly-Gel Parties (the "Put Option Payment") on March 31, 2006 or
in the event of any Poly-Gel Claims prior to March 31, 2006, upon the Resolution
(as defined below) or the satisfaction of such Poly-Gel Claims. In the event the
Buyer pays the Put Option Payment to the Seller and any Poly-Gel Claim is
asserted after March 31, 2006, upon Resolution of such claim in an amount in excess of $2,000,000, exclusive of the Excluded Costs, the Seller shall refund the Buyer an amount equal to such excess but in no event shall the Seller refund an amount to the Buyer which is greater than the Put Option Payment actually received by the Seller (the "Put Option Refund Payment"). In addition to any other remedy the Buyer may have against the Seller with respect to the Put
Option Refund Payment, the Buyer shall be entitled to set-off the Put Option
Refund Payment against the outstanding unpaid principal amount of the Additional
Note.

         5.20 Disputes With Poly-Gel or Its Affiliates. In the event the Buyer has not acquired substantially all of the stock or assets of Poly-Gel and any
Poly-Gel Claims are asserted and they are finally resolved pursuant a final unappealable judgment or the entry among the Agreement Parties and the Poly-Gel
Parties of a settlement agreement (the "Resolution"), and the liabilities of the
Agreement Parties to the Poly-Gel Parties, exclusive of the Excluded Costs but including liability arising out of the Put Option, does not exceed $2,500,000, or if no Poly-Gel Claims are asserted prior to March 31, 2006 and the Put Option expired without exercise, the Buyer shall pay to the Seller, on the later of
March 31, 2006, or in the event of any Poly-Gel Claims not resolved prior to
March 31, 2006, upon the Resolution or the satisfaction of such Poly-Gel Claims, an amount in cash equal to the sum of One Million Dollars ($1,000,000), plus an amount (which amount shall not exceed $500,000) equal to all costs, fees, expenses and other payments to the Parent's or Seller's legal counsel, experts, accountants and other litigation services providers that were retained, employed or otherwise engaged in the defense of the Poly-Gel Claims (collectively, the
"Dispute Resolution Payment"). In the event the Buyer pays the Dispute
Resolution Payment to the Seller and any Poly-Gel Claim is asserted after March
31, 2006, upon Resolution of such claim where the liabilities of the Agreement
Parties to the Poly-Gel Parties, exclusive of the Excluded Costs but including liability arising out of the Put Option, exceeds $2,500,000, the Seller shall refund the Buyer an amount equal to such excess but in no event shall the Seller refund an amount to the Buyer which is greater than the Dispute Resolution
Payment actually received by the Seller (the "Dispute Resolution Refund
Payment"). In addition to any other remedy the Buyer may have against the Seller with respect to the Dispute Resolution Refund Payment, the Buyer shall be entitled to set-off the Dispute Resolution Refund Payment against the outstanding unpaid principal amount of the Additional Note.

                                      -43-

                                   ARTICLE 6
                         CONDITIONS PRECEDENT TO CLOSING

         6.1 Conditions Precedent to the Buyer's Obligations. The Buyer's
obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of, or waiver in writing by the Buyer of, prior to or at the Closing, each and every of the following conditions precedent:

                  (a) Representations and Warranties. Each of the
representations and warranties of the Seller, the Parent and the Company contained in this Agreement shall be true and correct in all material respects, provided, however, any representation and warranty that is qualified by
"material" must be true in all respects, on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date. The Seller, the Parent and the Company shall each deliver to the Buyer a certificate dated the Closing Date, certifying that all of Company's, the Seller's and the Parent's respective representations and warranties contained in this Agreement are true and correct in all material respects on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date.

                  (b) Compliance with Covenants and Conditions. The Seller, the
Parent and the Company shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or satisfied by the Parent, the Company and the Seller, as the case may be, at or prior to the Closing Date. The Seller, the Parent and the
Company shall each deliver to the Buyer a certificate, dated the Closing Date, certifying that each of the Seller, the Parent and the Company has fully performed and complied in all material respects with all the duties, obligations and conditions required by this Agreement to be performed and complied with by them at or prior to the Closing Date.

                  (c) Delivery of Documents. Each of the Seller, the Parent and
the Company shall have delivered to the Buyer all documents, certificates, instruments and items required to be delivered by them at or prior to the
Closing pursuant to this Agreement.

                  (d) Consents. All proceedings, if any, to have been taken and all Regulatory Approvals and any Consents of the Persons identified on Schedule
3.4 shall have been taken or obtained.

                  (e) No Legal Proceeding Affecting this Agreement. Except with respect to any Poly-Gel Claim, there shall not have been instituted by the
Seller or the Company or their respective Affiliates and there shall not be pending or threatened any Legal Proceeding, and no Order shall have been entered restraining, enjoining or prohibiting or seeking to restrain, enjoin or prohibit the consummation of transactions contemplated by this Agreement.

                  (f) Secretary's Certificate; Good Standing Certificates. The
Seller shall have delivered to the Buyer a certificate or certificates dated as of the Closing Date and signed by the Seller to the effect that: (i)(A) the copies of each of the Companies' respective certificates of incorporation or formation documents attached to the certificate are true, correct and complete,
(B) no amendment to such certificates of incorporation or formation documents

                                      -44-

has occurred since the date of the last amendment annexed (such date to be specified), (C) a true and correct copy of each of the Companies' respective by-laws as in effect on the date thereof is annexed to such certificate and (D)
the resolutions by the Seller's board of directors authorizing the actions taken in connection with the sale of the Shares, including as applicable, without limitation, the execution, delivery and performance of this Agreement were duly adopted and continue in force and effect (a copy of such resolutions to be annexed to such certificate); and (ii) setting forth the incumbent officers of the Seller and including specimen signatures on such certificate or certificates of such officers executing this Agreement on behalf of Seller as their genuine signatures. In addition, the Seller shall have delivered to the Buyer, with respect to each of the Companies, certificates of good standing (or applicable concept in its jurisdiction of incorporation) certified by the Secretaries of
State or other appropriate officials of the jurisdictions of their respective incorporation or formation and all jurisdictions in which either of the
Companies are qualified to do business.

                  (g) No Material Adverse Effect. Since March 31, 2004, there shall not have occurred any event which has had a Material Adverse Effect on the
Companies.

                  (h) Opinions of Counsel. Each of Pepper Hamilton LLP and Kuit
Steinart & Levy, legal counsel to the Seller, shall have delivered a favorable opinion letter substantially in the respective forms attached hereto as Exhibit
6.1(h).

                  (i) Resignations. The written resignations of each of the
directors and officers of each of the Company and the UK Company, effective upon
Closing.

                  (j) Release. The Parent and the Seller shall have delivered to the Buyer a general release in the form attached hereto as Exhibit 6.1(j) (the
"Release").

                  (k) Intellectual Property. The Company or the Buyer shall have all right, title and interest in the Intellectual Property listed on Annex
3.21(f) free and clear of any encumbrance.

                  (l) AEI License Agreement. The Patent License Agreement
between Applied Elastomerics, Inc. and SSL Americas, Inc., dated November 30,
2001 and Amendment 1, effective November 30, 2001, shall have been assigned to the Company.

                  (m) Brisk Logistics Agreement; Warehousing Services. The
Warehousing, Pick & Pack, and UK & European Distribution Agreement dated March
28, 2003 between SSL Americas, Inc. and Brisk Global Logistics shall have been assigned to the Company or, in the alternative, the Seller or its Affiliates shall provide warehousing services to the Buyer, the Company and the UK Company which are substantially similar to those provided in the aforementioned contract on terms which are no less favorable that those set forth in the aforementioned contract for the remaining term of such contract, or until the effective date of the assignment of such to the Company or the Buyer.

                  (n) Resolution of Intercompany and Affiliate Balances. The
Company and the UK Company shall have repaid or otherwise resolved outstanding intercompany and Affiliate balances and payments owed.

                                      -45-

         6.2 Conditions Precedent to the Seller's Obligations. The Seller's
obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of, or waiver in writing by the Seller of, prior to or at the Closing, each and every of the following conditions precedent:

                  (a) Representations and Warranties. Each of the
representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects, provided, however, any representation and warranty that is qualified by "material" must be true in all respects, on and as of the date of the Closing Date with the same force as though such representations and warranties had been made on and as of the Closing Date. The
Buyer shall deliver to the Seller a certificate dated as of the Closing Date, certifying that all of the Buyer's representations and warranties contained in this Agreement are true and correct in all material respects on and as of the
Closing Date as though such representations and warranties had been made on and as of the Closing Date.

                  (b) Compliance with Covenants and Conditions. The Buyer shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed by the Buyer at or prior to the Closing Date. The Buyer shall deliver to the Seller a certificate, dated the Closing Date, certifying that the Buyer has fully performed and complied in all material respects with all the duties, obligations and conditions required by this Agreement to be performed and complied with by it at or prior to the Closing Date.

                  (c) Delivery of Documents. The Buyer shall have delivered to the Seller all documents, certificates, instruments and items required to be delivered by it at or prior to the Closing pursuant to this Agreement.

                  (d) No Legal Proceeding Affecting this Agreement. Except with respect to any Poly-Gel Claim, there shall not have been instituted and there shall not be pending or threatened any Legal Proceeding, and no Order shall have been entered restraining, enjoining or prohibiting or seeking to restrain, enjoin or prohibit the consummation of transactions contemplated by this
Agreement.

                  (e) Secretary's Certificate; Good Standing Certificates. The
Buyer shall have delivered to the Seller a certificate or certificates dated as of the Closing Date and signed on its behalf by its Secretary to the effect that: (i)(A) the copy of the Buyer's certificate of incorporation attached to the certificate is true, correct and complete, (B) no amendment to such certificate of incorporation has occurred since the date of the last amendment annexed (such date to be specified), (C) a true and correct copy of the Buyer's bylaws as in effect on the date thereof and at all times since the adoption of the resolution referred to in (D) is annexed to such certificate, (D) the resolutions by the Buyer's board of directors authorizing the actions taken in connection with the purchase of the Shares, including as applicable, without limitation, the execution, delivery and performance of this Agreement were duly adopted and continue in force and effect (a copy of such resolutions to be annexed to such certificate); and (ii) setting forth the incumbent officers of the Buyer and including specimen signatures on such certificate or certificates of such officers executing this Agreement on behalf of the Buyer as their genuine

                                      -46-

signatures. In addition, the Buyer shall have delivered to the Seller a certificate of good standing certified by the Secretary of State of the State of
Delaware with respect to the Buyer.

                  (f) Insurance of Buyer. Buyer shall have in place valid and binding insurance policies of the types and with the limits set forth on
Schedule 6.2(f).

                  (g) Supply Agreement. The Company shall have delivered to the
Seller the Supply Agreement in the form attached hereto as Exhibit 6.2(g) (the
"Supply Agreement").

                  (h) Opinion of Counsel. Kane Kessler, P.C., legal counsel to the Buyer, shall have delivered a favorable opinion letter substantially in the form attached hereto as Exhibit 6.2(h).

                  (i) Pledge Agreement. The Buyer shall have delivered to the
Seller the Pledge Agreement in the form attached hereto as Exhibit 6.2(i) (the
"Pledge Agreement").

                  (j) Resolution of Intercompany and Affiliate Balances. The
Company and the UK Company shall have repaid or otherwise resolved outstanding intercompany and Affiliate balances and payments owed.

                                   ARTICLE 7
                                    CLOSING

         7.1 Obligations of the Buyer. On the Closing Date, the Buyer shall deliver the following items and documents:

                  (a) Purchase Price. (i) Evidence of a wire transfer to the account designated by Seller of the Cash Consideration pursuant to Section 2.2,
(ii) the Note and (iii) the Additional Note.

                  (b) Documents. Each of the Transaction Documents,
certificates, instruments and documents contemplated to be delivered by the
Buyer pursuant to Section 6.2 of this Agreement.

         7.2 Obligations of the Seller and the Parent. (a) Documents. On the
Closing Date, each of the Seller, Parent and the Company shall deliver each of the Transaction Documents, certificates and documents contemplated to be delivered by them pursuant to Section 6.1 of this Agreement.

                  (b) Transfer Taxes. Payment to the Buyer of one-half of any transfer, documentary or stamp taxes owed to the State of New York or any regulatory agency thereof in respect of the transactions contemplated by this
Agreement.

                                      -47-

                                   ARTICLE 8
                          INDEMNIFICATION AND SURVIVAL

         8.1 Survival. The representations and warranties of the Parties contained in this Agreement, all statements contained in any Schedule hereto or thereto or any instrument, certificate or other item furnished at the Closing pursuant to this Agreement shall be deemed to constitute representations and warranties of the Parties making or delivering the same. All such representations and warranties and the Parties' respective rights to seek indemnification under this Article 8 for breach shall survive the Closing hereunder for a period of eighteen (18) months after the Closing Date (the
"Survival Period"), except that the Survival Period for breach of the representations and warranties given in Sections 3.4, 3.10, 3.18, and the first three (3) sentences of Section 3.28 of this Agreement shall survive until the expiration of the applicable statute of limitations; and the Survival Period for breach of the representations and warranties given in Section 3.16 shall survive until the sixth anniversary of the Closing Date; provided, that such rights to seek indemnification will survive the expiration of the Survival Period to the extent of any Indemnifiable Losses incurred prior to the expiration of the
Survival Period if a written notice which specifies such Indemnifiable Losses and the breach of the representations and warranties giving rise thereto has been given to the Party from whom indemnification is sought on or before 5:00
P.M., New York City time, on the date on which the Survival Period is otherwise set to expire until such time as the indemnification claim has been finally resolved.

         8.2 Parent's and Seller's Indemnification. The Parent and the Seller
shall, subject to the limitations set forth in this Article 8, jointly and severally indemnify and hold harmless the Buyer, the Company, the UK Company and any of their respective Affiliates, and each Person who controls (within the meaning of the Securities Act) the Buyer or, after the Closing Date, the
Company, the UK Company or any of their respective Affiliates and their respective directors, officers, employees, agents, successors and assigns and legal representatives, from and against all Indemnifiable Losses that may be imposed upon, incurred by or asserted against any of them resulting from, related to, or arising out of (a) any misrepresentation or breach of any representation or warranty by the Company, Seller or Parent under this Agreement or any certificate furnished to the Buyer pursuant to this Agreement at the
Closing; or (b) any non-fulfillment of any covenant or other obligation under this Agreement to be performed or observed by the Company, Seller or the Parent before, on or after the Closing Date; provided, however, that (i) any claim for the non-fulfillment of any covenant or other obligation under this Agreement to be performed or observed by the Company, Seller or the Parent before or on the
Closing Date must be asserted within eighteen (18) months after the Closing
Date; (ii) no claim may be made under this Section 8.2 for any breach of any party of the obligations and conditions set forth in subsection 5.7(s); (iii)
with respect to the representations and warranties provided in Section 3.18, the calculation of the amount of any Taxes included as a liability in Tangible Net
Worth shall be excluded from the calculation of Indemnifiable Losses arising out of a claim for breach of Section 3.18 to the extent (A) such breach arose from any such Taxes, and (B) such Taxes were included in the calculation of
Indemnifiable Losses pursuant to Section 8.6(e); and (iv) this Section shall not include any obligation to indemnify, hold harmless or defend any party with respect to the Poly-Gel Claims.

         8.3 Buyer's Indemnification. The Buyer shall, subject to the limitations set forth in this Article 8, indemnify and hold harmless the Seller, each Person who controls (within the

                                      -48-

meaning of the Securities Act) the Seller, any of their respective Affiliates and their respective directors, officers, employees, agents, successors and assigns and legal representatives, from and against all Indemnifiable Losses that may be imposed upon, incurred by or asserted against any of them resulting from, related to, or arising out of (a) any misrepresentation, or breach of any representation or warranty by the Buyer under this Agreement or any certificate furnished to the Seller pursuant to this Agreement at the Closing, (b) any non-fulfillment of any covenant or other obligation under this Agreement to be performed or observed by the Buyer after the Closing Date, (c) the conduct of the Company, the UK Company or the Buyer (excluding conduct which is the subject of a Poly-Gel Claim, but including obligations pursuant to the Put Option as well as conduct of the Company or its Affiliates (which for purposes of this
Section shall not include the Parent or the Seller) after the Closing which, if the Poly-Gel Supply Agreement is not the subject of a claim, is inconsistent with the day-to-day commercial relationship of the Company and Poly-Gel and their respective Affiliates prior to the Closing and/or violative of applicable law, or if the Poly-Gel Supply Agreement is the subject of a claim, is (A)
inconsistent with the day-to-day commercial relationship of the Company and
Poly-Gel and their respective Affiliates prior to the Closing and (B) violates the Supply Agreement and/or applicable law), for a period of eighteen (18)
months after the Closing unless the Buyer has or would have a claim for indemnification under Section 8.2 (without giving effect to Knowledge or materiality qualifiers in Sections 3.6, 3.8, 3.18 and 3.21) with respect to any such conduct, and (d) any claim for termination of employment (constructive or otherwise) (and for the avoidance of doubt, no other claim which may be asserted in connection therewith) by any Transferred Employee asserted within eighteen
(18) months of the Closing Date against the Seller or the Parent for termination
(constructive or otherwise) of such Transferred Employee by the Company or the
UK Company from and after the Closing other than where such termination arises as a result of an act or circumstance for which Buyer would be entitled to indemnification pursuant to Section 8.2 or would have been entitled to indemnification pursuant to Section 8.2 if the representations and warranties contained herein did not contain any materiality qualifiers.

         8.4 Special Indemnification.

                  (a) The Parent and the Seller shall, subject to the
limitations set forth in this Article 8, including, without limitation, the terms of Section 8.6(b), jointly and severally indemnify and hold harmless the
Buyer, the Company, the UK Company and any of their respective Affiliates, and each Person who controls (within the meaning of the Securities Act) the Buyer or, after the Closing Date, the Company, the UK Company or any of their respective Affiliates and their respective directors, officers, employees, agents, successors and assigns and legal representatives, from and against all
Indemnifiable Losses, except with respect to the Excluded Costs of such indemnified parties, which shall be borne by the Buyer, that may be imposed upon, incurred by or asserted against any of them resulting from, related to, or arising out of any Poly-Gel Claims whether by way of direct action, cross-claim, counter claim, indemnification, recoupment, offset or otherwise.

                  (b) The Buyer shall, subject to the limitations set forth in this Article 8, including, without limitation, the terms of Section 8.6(a), indemnify and hold harmless the Seller, each Person who controls (within the meaning of the Securities Act) the Seller, any of their respective Affiliates and their respective directors, officers, employees, agents, successors and assigns and legal representatives, from and against all Indemnifiable Losses, except with

                                      -49-

respect to the Excluded Costs of such indemnified parties, which shall be borne by the Seller, that may be imposed upon, incurred by or asserted against any of them resulting from, related to, or arising out of any Poly-Gel Claims whether by way of direct action, cross-claim, counter claim, indemnification, recoupment, offset or otherwise.

         8.5 Payment; Procedure for Indemnification.

                  (a) In the event that the Person seeking indemnification under this Article 8 (the "Indemnified Party") shall suffer an Indemnifiable Loss, he, she or it shall, within sixty (60) days of becoming actually aware of incurring any such Indemnifiable Loss, give written notice to the Party from whom indemnification under this Article 8 is sought (the "Indemnifying Party")
describing in reasonable detail the amount of the Indemnifiable Loss and the basis for the claimed Indemnifiable Losses (the "Indemnity Notice"). The failure of any Indemnified Party to give the Indemnifying Party the Indemnity Notice shall not release the Indemnifying Party of liability under this Article 8;
provided, however, that the Indemnifying Party shall not be liable for
Indemnifiable Losses incurred by the Indemnified Party that would not have been incurred but for the delay in the delivery of, or the failure to deliver, the
Indemnity Notice. Within thirty (30) days after the receipt by the Indemnifying
Party of the Indemnity Notice, the Indemnifying Party shall either (i) pay to the Indemnified Party an amount equal to the Indemnifiable Loss or (ii) object to such claim, in which case the Indemnifying Party shall give written notice to the Indemnified Party of such objection together with the reasons therefor in reasonable detail, it being understood that the failure of the Indemnifying
Party to so object shall preclude the Indemnifying Party from asserting any claim, defense or counterclaim relating to the Indemnifying Party's failure to pay any Indemnifiable Loss. The Indemnifying Party's objection shall not relieve the Indemnifying Party from its obligations under this Article 8.

                  (b) In the event the facts giving rise to the claim for
Indemnifiable Losses under this Article 8 shall involve any action or threatened claim or demand by any third party against the Indemnified Party, the
Indemnified Party, within the earlier of, as applicable, fifteen (15) days after receiving notice of the filing of a lawsuit or demand for arbitration or other alternative dispute resolution procedure or sixty (60) days after receiving notice of the existence of a claim or demand giving rise to the claim for indemnification, shall send written notice of such claim to the Indemnifying
Party (the "Claim Notice"). The failure of the Indemnified Party to give the
Indemnifying Party the Claim Notice in a timely manner shall not release the
Indemnifying Party of liability under this Article 8; provided, however, that the Indemnifying Party shall not be liable for Indemnifiable Losses incurred by the Indemnified Party to the extent the Indemnifying Party is materially prejudiced thereby. If the Indemnifying Party acknowledges and agrees in writing that, if such claim is adversely determined, the Indemnifying Party has an obligation to indemnify the Indemnified Party in respect thereof, then the
Indemnifying Party shall be entitled to defend such claim in the name of the
Indemnified Party at its own expense and through counsel of its own choosing
(subject to the Indemnified Party's approval of such counsel, which approval shall not be unreasonably withheld, delayed or conditioned) and the Indemnified
Party may participate, through counsel chosen by it, at its own expense, in the defense of any such claim. If the Indemnifying Party reserves in writing its right to contest its obligation to indemnify the Indemnified Party if the claim is adversely determined, the Indemnifying Party shall, nevertheless, be entitled to control the defense thereof at its own expense and through counsel of its own choosing (subject to the Indemnified Party's approval of

                                      -50-

such counsel, which approval shall not be unreasonably withheld, delayed, or conditioned), and the Indemnified Party may participate, through counsel chosen by it and at the expense of the Indemnifying Party, in the defense of such claim. The Indemnifying Party shall give the Indemnified Party notice in writing of its intent to defend such claim and acknowledgement of responsibility or reservation of rights within ten (10) days after receiving the Claim Notice from the Indemnified Party in the event of litigation, or otherwise within thirty
(30) days. If the Indemnifying Party does not elect to take over a defense or claim, or having made such election does not, in the good faith reasonable opinion of the Indemnified Party proceed diligently to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, elect to take over the defense through counsel of its own choosing (subject to the Indemnifying Party's approval of such counsel, which approval shall not be unreasonably withheld, delayed or conditioned) and proceed to handle such claim in its discretion and the
Indemnifying Party shall be bound by any defense that the Indemnified Party may make in good faith with respect to such claim. If the Indemnified Party is controlling the defense of any claim and does not, in the good faith reasonable opinion of the Indemnifying Party, proceed diligently to defend such claim, then the Indemnifying Party may (after written notice to the Indemnified Party) elect to take over the defense thereof through counsel of its own choosing (subject to the Indemnified Party's approval of such counsel, which approval shall not be unreasonably withheld, delayed or conditioned). The parties agree to cooperate in defending such third party claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the
Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense and proceed to handle such claim in its discretion and the Indemnified Party shall be bound by any defense that the Indemnifying Party may make in good faith with respect to such claim.

                  (c) Notwithstanding anything to the contrary contained in
Section 8.5(b), the Indemnified Party shall be entitled, through counsel chosen by it (subject to the Indemnifying Party's approval of such counsel, which approval shall not be unreasonably withheld, delayed or conditioned, except with respect to clause (vi) below where the Indemnified Party shall choose counsel which is reasonable and appropriate under the circumstances), to control the defense of any claim for Indemnifiable Losses described in any Claim Notice given to the Indemnifying Party in accordance with Section 8.5(b) to the extent that: (i) such claim seeks an injunction or other equitable relief against the
Indemnified Party; (ii) such claim involves criminal proceedings against the
Indemnified Party; (iii) the amount asserted in good faith by a Person entitled to indemnification under Section 8.2 or Section 8.3, as applicable, with respect to such claim, when aggregated with all other amounts asserted in good faith by all Persons entitled to indemnification under Section 8.2 or Section 8.3, as applicable, pursuant to all other then unresolved Claim Notices and Indemnity
Notices, exceeds One Million Five Hundred Thousand Dollars ($1,500,000); (iv)
such claim could result in the granting of an equitable remedy that would reasonably be expected to have a Material Adverse Effect on the Company; (v) the applicable claim is against, or if the defendants in any Legal Proceeding relating to the applicable claim include, both the Indemnified Party and the
Indemnifying Party and the Indemnified Party reasonably concludes in good faith that there are defenses available to it that are different or additional to those available to the Indemnifying Party; or (vi) a conflict of interest exists between the Indemnifying Party and the Indemnified Party as to such claim. In the

                                      -51-

event that the Indemnified Party is entitled to control the defense of any claim pursuant to this Section 8.5(c), then (x) the Indemnifying Party shall reimburse the reasonable fees, expenses and disbursements of such counsel as incurred, solely to the extent that such fees, expenses and disbursements are not Excluded
Costs which are incurred in connection with a claim or litigation which is the subject of Section 8.4, and (y) the Indemnifying Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith;
provided that, the Indemnifying Party shall be entitled to participate, through counsel chosen by it and at its own expense, in the defense of such claim.

                  (d) Notwithstanding anything to the contrary set forth in
subsections 8.5(b) or (c), in the event that Poly-Gel or, solely in their capacity as such, any member or manager thereof, brings a claim against any or all of the Seller, the Parent, SSL International plc, the Buyer, the Company,
the UK Company or their respective Affiliates, due to or brought in connection with a Poly-Gel Claim, each such party shall be entitled, through counsel chosen by it, to control the defense of such claim as such claim relates to such party.
Each such party shall be responsible for the satisfaction of the fees, expenses, disbursements and charges of its counsel and all of its other Excluded Costs with respect to such claim. Upon the execution and delivery of an agreement governing the cooperation of the parties and joint defense arrangements, including, without limitation, confidentiality agreements among the cooperating parties, each of Seller, the Parent, SSL International plc, the Buyer, the
Company, the UK Company shall, and shall cause their respective Affiliates to, except to the extent a conflict of interest exists among the Agreement Parties, reasonably cooperate in connection with such claim and furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the party or parties to this Agreement which are party to the litigation which is the subject of such claim; except as otherwise set forth in Section 5.20, each such cooperating party shall so cooperate at its own expense, including, without limitation, through counsel chosen by such cooperating party. Nothing in this subsection 8.5(d) shall require any party to limit, relinquish or sacrifice any defense, claim or counterclaim it may have with respect to any party which is a plaintiff, defendant or co-defendant in any litigation which is the subject of such claim.

                  (e) Notwithstanding any other provision of this Agreement, neither the Indemnifying Party nor the Indemnified Party shall settle any such claim or litigation without the written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned; provided, however, that to the extent that one or more Agreement Parties is a defendant in a Poly-Gel
Claim, such Agreement Party or Agreement Parties may settle such Poly-Gel Claim as it relates to such Agreement Party without the consent of any Agreement Party which is not a party to such Poly-Gel Claim.

                  (f) With regard to any and all claims for which
indemnification is payable hereunder, such indemnification shall be paid by the
Indemnifying Party upon the earlier to occur of (the "Final Determination"): (i)
the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party;
or (iii) a

                                      -52-

settlement of the claim. Notwithstanding the foregoing, provided that there is no good faith dispute as to the applicability of indemnification, the reasonable legal fees and expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such legal fees and expenses are a liability of the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

                  (g) While the Note is outstanding, the Buyer shall not have the right to have any indemnification claims of the Buyer against the Parent and the Seller satisfied by reducing the Principal Sum (as defined in the Note) or the principal or interest under the Additional Note. During the period beginning on the full and indefeasible repayment of the Note until the full and indefeasible repayment of the Additional Note, the Buyer shall have in its sole discretion the option to have any indemnification claims of the Buyer against the Parent and the Seller pursuant to this Section 8.5 satisfied by reducing the principal or interest under the Additional Note by the aggregate amount for which the Buyer is determined to be liable under this Section 8.5 and Section
8.6 (the "Right of Set-Off"). To the extent that it is so determined that the
Buyer is not liable for the amount by which the principal or interest of the
Additional Note was reduced pursuant to the Buyer's Right of Set-Off, the principal amount of the Additional Note shall be increased by such amount as of the date of such prior reduction. Notwithstanding the preceding sentence, the
Parent and the Seller shall be fully liable (subject to the limitations set forth in this Section 8.5 and Section 8.6) for such indemnification claim(s) (i)
if the Buyer does not so elect to reduce the principal or interest of the
Additional Note pursuant to its Right of Set-Off or (ii) to the extent such a reduction in the principal or interest of the Additional Note is not available.
Neither the exercise of, nor the failure to exercise, the Right of Set-Off will constitute an election of remedies, nor limit the Buyer in any manner in the enforcement of any other remedies available to it.

         8.6 Limitations of Indemnification. Notwithstanding any other provision of this Agreement to the contrary, the right of the Indemnified Parties to indemnification under Section 8.2 and 8.4 shall be subject to the following provisions:

                  (a) No indemnification shall be payable pursuant to Section
8.2 hereof unless the total of all such claims exceeds One Hundred Fifty
Thousand Dollars ($150,000) in the aggregate (the "Threshold Amount"), whereupon the amount of such claims in excess of the Threshold Amount shall be recoverable in accordance with the terms hereof. No indemnification shall be payable pursuant to Section 8.4(b) hereof unless the Seller or the Parent has actually paid Two Million Dollars ($2,000,000) in the aggregate pursuant to Section
8.4(a) (the "Poly-Gel Threshold Amount"), whereupon the amount of such claims in excess of the Poly-Gel Threshold Amount shall be recoverable in accordance with the terms hereof.

                  (b) The maximum aggregate liability of the Seller and the
Parent to provide indemnification pursuant to Section 8.4(a) hereof shall not exceed Two Million Dollars ($2,000,000). Subject to the preceding sentence and
(c) below, the maximum aggregate liability of the Seller and the Parent to provide indemnification pursuant to this Agreement shall not exceed the lesser of (i) Seven Million Dollars ($7,000,000), or (ii) the Cash Consideration, as
may be reduced , as contemplated in Section 2.2(b), plus, any and all amounts actually paid in cash by the Buyer under the Note to the Seller, plus, solely by way of offset, if and only to the

                                      -53-

extent available and for so long as the Additional Note is a valid and enforceable obligation of the Buyer, pursuant to the terms of Section 8.5(g), any amount remaining to be paid under the Additional Note; provided, however, that nothing in this Agreement shall limit, terminate or condition the prohibition set forth in Section 8.5(g) with respect to the right of offset, counterclaim or set-off against the Note.

                  (c) The maximum aggregate liability of the Seller and the
Parent to provide indemnification pursuant to Section 5.8 as well as any claim for indemnification for breaches of the representations and warranties contained in Sections 3.10, 3.16, 3.18 and the first three sentences of Section 3.28 or any claim of fraud by the Buyer shall not exceed an amount equal to (i) the Cash
Consideration as may be reduced, as contemplated in Section 2.2(b), plus (ii)
any and all amounts actually paid in cash by the Buyer under the Note to the
Seller, plus (iii) solely by way of offset, if and only to the extent available and for so long as the Additional Note is a valid and enforceable obligation of the Buyer, pursuant to the terms of Section 8.5(g), any amount remaining to be paid under the Additional Note; provided, however, that nothing in this
Agreement shall limit, terminate or condition the prohibition set forth in
Section 8.5(g) with respect to the right of offset, counterclaim or set-off against the Note.

                  (d) To the extent that Buyer, the Company or any of their
respective Affiliates receive any payment from the Seller and/or the Parent in connection with the non-payment of any account or note receivable of the Company in the ordinary course, and subsequent to the receipt of such payment by the
Buyer, the Company or their respective Affiliates, the Buyer, the Company or their respective Affiliates receive any payment from the an obligor with respect to such account or note receivable, then Buyer shall (and shall cause the
Company and such Affiliate to) hold in trust for and pay to the Seller the lesser of (i) the amount received from such obligor and (ii) the amount paid by the Seller and/or the Parent on account of such receivable, within fifteen (15)
days of receipt thereof.

                  (e) In the event the Tangible Net Worth as set forth on the
Statement of Tangible Net Worth exceeds the Minimum Tangible Net Worth, the
Buyer shall not be entitled to assert a claim for Indemnifiable Losses pursuant to Section 8.2, arising from a breach of the Seller's and Parent's representations or warranties relating to the specific items and amounts used in the calculation of the Tangible Net Worth, until the amount of such
Indemnifiable Losses exceeds the difference between the Minimum Tangible Net
Worth and the Tangible Net Worth, and then only to the extent that such
Indemnifiable Losses would have caused the Tangible Net Worth to be less than the Minimum Tangible Net Worth. Notwithstanding the foregoing, in the event the
Tangible Net Worth as set forth on the Statement of Tangible Net Worth is less than the Minimum Tangible Net Worth and the Purchase Price is reduced pursuant to Section 2.4, the Buyer shall not be entitled to assert a claim for
Indemnifiable Losses pursuant to Section 8.2, to the extent such claim arises from a breach of the Seller's and Parent's representations or warranties relating to the specific items that resulted in such decrease in the Purchase
Price pursuant to Section 2.4.

                  (f) Except as set forth in Section 5.9, the right to
indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and

                                      -54-

delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations.

         8.7 Exclusive Remedy. From and after the Closing Date, the rights of the Persons entitled to indemnification under Section 5.8 and this Article 8 are the sole rights and remedies of such Persons under this Agreement, at law;
provided, however, with respect to the subject matter of subSection 8.3(c), the
Parent and the Seller shall have such rights and remedies as may be available at law or in equity following the eighteen month period after the Closing Date.
With the exception of fraud, for which all rights and remedies shall be available to such Persons, all other rights and remedies are hereby waived.

         8.8 Joint and Several Obligation. All representations, warranties, covenants, agreements, and liabilities of the Seller, the Parent, and the
Company under this Agreement, shall be the joint and several obligations of the
Seller, the Parent, and the Company and for the benefit of the Buyer.
Notwithstanding the foregoing, after Closing, none of the provisions of this
Agreement shall give rise to any right of action by or for the Seller or the
Parent, and the Seller or the Parent shall not have any rights, against the
Company if a remedy is sought or obtained against the Seller or the Parent because the Company breaches any representation, warranty, covenant or agreement set forth herein on or prior to the Closing.

                                   ARTICLE 9
                            TERMINATION AND REMEDIES

         9.1 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned:

                  (a) at any time before the Closing, by the mutual written
agreement between the Seller and the Buyer;

                  (b) at any time before the Closing, by the Buyer if any of the
Company's, the Seller's, and/or the Parent's representations or warranties contained in this Agreement were incorrect in any material respect when made or become incorrect in any material respect and the Buyer has materially complied with each and every obligation of Buyer herein and each representation and warranty of Buyer shall have been complete and correct in all material respects when made;

                  (c) at any time before the Closing, by the Seller if any of the Buyer's representations or warranties contained in this Agreement were incorrect in any material respect when made or become incorrect in any material respect and the Seller has materially complied with each and every obligation of
Seller herein and each representation and warranty of Seller shall have been complete and correct in all material respects when made;

                  (d) at any time before the Closing, by the Seller, on the one hand, upon any material breach by the Buyer of its covenants or agreements contained in this Agreement, and by the Buyer, on the other hand, upon any material breach by either the Company, the Seller

                                      -55-

or the Parent's of its covenants or agreements contained in this Agreement and the failure of such Party's to cure such breach, if curable, within ten (10)
days after written notice thereof is given by the non-breaching Party to the breaching Party and the non-breaching Party has complied in all material respects with each and every obligation of the non-breaching Party herein and each representation and warranty of the non-breaching Party shall have been complete and correct in all material respects when made; or

                  (e) by either Party if the Closing does not occur on or before the Target Date and the failure of the Closing to occur on or before the Target
Date is not caused by any material breach of this Agreement by the Party terminating under this Section 9.1(e).

                  (f) by the Buyer at any time at or prior to Closing in its sole discretion, if any legal proceeding is commenced by any governmental agency or other person for the purpose of preventing the consummation of the Closing and the Buyer reasonably and in good faith believes that the Closing will not occur on or prior to the Target Date.

         9.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, this Agreement shall forthwith become void, and, except as set forth in this Section 9.2, there shall be no liability under this
Agreement on the part of the Seller or the Buyer and all rights and obligations of each Party to this Agreement shall cease; provided, that (i) the provisions with respect to expenses in Section 10.4 shall indefinitely survive any such termination, (ii) the provisions with respect to confidentiality of Section 5.4 shall survive any such termination until it, by its own terms, is no longer operative and (iii) this Section 9.2 and Section 9.3 shall indefinitely survive such termination.

         9.3 Claim for Breach. Notwithstanding any provision of Section 9.2 or
8.7 to the contrary, if this Agreement is validly terminated by a Party (the
"Terminating Party") pursuant to Section 9.1(b), 9.1(c) or 9.1(d) as a result of the breach by the other Party of any representation or warranty of such Party, or the failure of such Party to perform any covenant of such Party in this
Agreement, the Terminating Party shall be entitled to avail itself cumulatively of any and all remedies available at law or in equity; provided, however, the maximum liability of any such breaching party, whether in contract, tort, or otherwise, shall not exceed an amount equal to Five Million Dollars
($5,000,000.00). In no event shall any Party be liable to any other Party for any special, consequential, punitive or exemplary damages of such other Party.

         9.4 Termination for Fraud. Notwithstanding anything to the contrary contained herein, if the termination of this Agreement is a result of fraud, the aggrieved party shall be entitled to recover from the non-performing party all out-of-pocket expenses which such aggrieved Party has incurred and the termination of this Agreement shall not be deemed or construed as limiting or denying any other legal or equitable right or remedy of such Party.

                                   ARTICLE 10
                                  MISCELLANEOUS

         10.1 Notices. All notices required to be given to any of the Parties of this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Section 10.1, for all purposes when presented personally to such Party

                                      -56-

or sent by any reputable international overnight delivery service, with proper charges prepaid, to such Party at its address set forth below:

   If to the Company                    Silipos, Inc., c/o
   (before the Closing Date):           SSL Americas, Inc.
                                        3585 Engineering Drive, Suite 200
                                        Norcross, Georgia 30092
                                        Attention: Robert Kaiser, Vice President
                                        and General Counsel
                                        Facsimile: (770) 582-2226

   With a copy to:                      Pepper Hamilton LLP
                                        400 Berwyn Park
                                        899 Cassatt Road
                                        Berwyn, Pennsylvania 19312-1183
                                        Attention: James D. Rosener, Esquire
                                        Facsimile: 610-640-5480

   If to the Parent:                    SSL Americas, Inc.
                                        3585 Engineering Drive, Suite 200
                                        Norcross, Georgia 30092
                                        Attention: Robert Kaiser, Vice President
                                        and General Counsel
                                        Facsimile: (770) 582-2226

   If to the Seller:                    SSL Holdings, Inc.,
                                        c/o SSL Americas, Inc.
                                        3585 Engineering Drive, Suite 200
                                        Norcross, Georgia 30092
                                        Attention: Robert Kaiser, Vice President
                                        and General Counsel
                                        Facsimile: (770) 582-2226

   With a copy to:                      Pepper Hamilton LLP
                                        400 Berwyn Park
                                        899 Cassatt Road
                                        Berwyn, Pennsylvania 19312-1183
                                        Attention: James D. Rosener, Esquire
                                        Facsimile: 610-640-5480

   If to the Buyer (before or after     Langer, Inc.
   the Closing Date) or the Company     450 Commack Road
   (after the Closing Date):            Deer Park, New York 11729
                                        Attention: Chief Executive Officer
                                        Facsimile: (631) 667-1203

                                      -57-

   With a copy to:                      Kane Kessler, P.C.
                                        1350 Avenue of the Americas
                                        New York, New York 10019
                                        Attention: Robert L. Lawrence, Esq.
                                        Facsimile: (212) 245-3009

Such notice shall be deemed to be received (a) when delivered if delivered personally, (b) upon confirmation of receipt if delivered via facsimile or electronic mail, or (c) two (2) business days after the date sent if sent by a reputable international overnight delivery service. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the \Party entitled to receive such notice.

         10.2 No Third Party Beneficiaries. Except as is otherwise provided herein, this Agreement is not intended to, and does not, create any rights in or confer any benefits upon anyone other than the Parties hereto.

         10.3 Schedules. All schedules attached to this Agreement are incorporated by reference into this Agreement for all purposes.

         10.4 Expenses. The Buyer shall pay its own, and the Seller shall pay its own and the Company's, expenses incident to the preparation, negotiation and execution of this Agreement including, without limitation, all fees and costs and expenses of their respective accountants, investment bankers, and legal counsel; provided, however, that the Buyer shall reimburse the Seller for one-half of all fees and expenses incurred by the Company in connection with the preparation of the Year End Financial Statements within 10 days after the
Buyer's receipt of the Seller's written statement therefore, and that the Seller shall pay the finders fee of Harris Nesbitt Corp.

         10.5 Further Assurances. The Seller, the Parent and the Buyer shall, at its own expense, from time to time upon the request of the other, execute and deliver, or cause to be executed and delivered, at such times as may reasonably be requested by the Company, the Buyer, the Seller and the Parent, such other documents, certificates and instruments and take such actions as the Company, the Buyer, the Seller or the Parent deems reasonably necessary to consummate more fully the transactions contemplated by this Agreement, including, without limitation, with respect to Intellectual Property or Material Contracts.

         10.6 Entire Agreement; Amendment. This Agreement and any other documents, instruments or other writings delivered or to be delivered pursuant to this Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings, and negotiations, whether written or oral, with respect to the subject matter of this Agreement. None of the terms and provisions contained in this Agreement can be changed without a writing signed by all Parties hereto.

                                      -58-

         10.7 Article, Section and Paragraph Titles. The article, Section and paragraph titles used in this Agreement are for convenience only and are not intended to define or limit the contents or substance of any such article,
Section or paragraph.

         10.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the Parties to this Agreement and their respective heirs, personal representatives, and successors and permitted assigns. Neither the
Parent, the Seller, or the Company, on the one hand, nor the Buyer, on the other hand, shall have the right to assign this Agreement without the prior written consent of the other Parties hereto. Notwithstanding the preceding sentence, the
Buyer may assign its rights hereunder to a wholly-owned subsidiary; and provided further that in the event of such assignment nothing shall relieve the Buyer from its obligations hereunder.

         10.9 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

         10.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provision, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         10.11 Governing Law. This Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the State of New York notwithstanding the choice of law rules of the State of New York or any other jurisdiction.

                            [Signature page follows.]

                                      -59-

         IN WITNESS WHEREOF, each of the Parties to this Stock Purchase
Agreement have caused this Agreement to be duly executed as of the date first written above.

                                                THE PARENT

                                                LRC NORTH AMERICA, INC.

                                                By: /s/ Robert Kaiser
                                                    -----------------

                                                Name: Robert Kaiser

                                                Title: Vice President

                                                THE SELLER

                                                SSL HOLDINGS, INC.

                                                By: /s/ Robert Kaiser
                                                    -----------------

                                                Name: Robert Kaiser

                                                Title: Vice President

                                                THE COMPANY

                                                SILIPOS, INC.

                                                By: /s/ Robert Kaiser
                                                    -----------------

                                                Name: Robert Kaiser

                                                Title: Vice President

                  [signature page to Stock Purchase Agreement]

                                  THE BUYER

                                  LANGER, INC.

                                  By: /s/ Andrew H. Meyers
                                      --------------------

                                  Name: Andrew H. Meyers

                                  Title: Chief Executive Officer and President

                  [signature page to Stock Purchase Agreement]